Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BAKKEN HUNTER, LLC,

AS SELLER,

AND

LGFE-BH L.P.,

AS BUYER,

DATED AS OF

September 29, 2014

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	Defined Terms	1

	1.2	References, Gender and Number, etc.	10

2.	PURCHASE AND SALE		10

	2.1	Interests	10

	2.2	Wells	10

	2.3	Equipment	11

	2.4	Production	11

	2.5	Easements and Surface Agreements	11

	2.6	Contract Rights and Permits	11

	2.7	Receivables; Security Interests	11

	2.8	Audit Rights	11

	2.9	Files and Records	12

	2.10	Intangible Rights	12

	2.11	Certain Contract Rights	12

	2.12	Retained Assets	12

3.	PURCHASE PRICE AND ALLOCATION		14

	3.1	Purchase Price	14

	3.2	Adjustments to the Base Purchase Price	14

	3.3	Allocation of Base Purchase Price	16

	3.4	No Duplication	17

4.	DISCLAIMERS; GOVERNMENTAL REVIEWS		17

	4.1	Disclaimer	17

	4.2	Governmental Reviews	19

5.	SELLER’S REPRESENTATIONS AND WARRANTIES		19

	5.1	Existence	19

	5.2	Authority, Conflicts, Binding Obligations	19

	5.3	Violations	20

	5.4	Payment of Royalties	20

	5.5	Taxes	20

	5.6	Material Contracts	21

i

	5.7	Litigation and Claims	21

	5.8	Sale Contracts	22

	5.9	Notices	22

	5.10	Take-or-Pay	22

	5.11	Timely Payment	22

	5.12	Outstanding Obligations	23

	5.13	Brokers	23

	5.14	Bankruptcy	23

	5.15	No Violation of Covenants	23

	5.16	Consents	23

	5.17	Preferential Purchase Rights	23

	5.18	Wells	23

	5.19	Environmental	23

	5.20	Audits	25

	5.21	Permits	25

	5.22	Marketing Arrangements	25

	5.23	Bonds and Credit Support	25

	5.24	Mortgages and Other Instruments	25

	5.25	Insurance	25

	5.26	Payout Balances	26

	5.27	Imbalances	26

	5.28	Non-Consent Operations	26

	5.29	Absence of Certain Changes	26

6.	BUYER’S REPRESENTATIONS AND WARRANTIES		27

	6.1	Information	27

	6.2	Knowledge and Experience	28

	6.3	No Other Representations or Warranties	28

	6.4	Formation, Good Standing and Authority	28

	6.5	Liability for Broker’s Fees	29

	6.6	Financial Resources	29

	6.7	Bankruptcy	29

	6.8	Consents	29

7.	ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY		29

	7.1	Acceptance of Environmental Condition	29

	7.2	NORM	30

	7.3	Environmental Indemnities	30

8.	SAMSON LEASES		31

	8.1	Existing Mortgages	31

	8.2	Further Assurances	32

	8.3	Indemnity	32

9.	SETTLEMENT STATEMENT; CLOSING		32

	9.1	Closing Settlement Statement	32

	9.2	Closing Date and Place	32

	9.3	Closing Activities	33

10.	POST-CLOSING OBLIGATIONS		33

	10.1	Recordation and Filing of Documents	34

	10.2	Records	34

	10.3	Post-Closing Statement	34

	10.4	Suspense Amounts	35

	10.5	Consent Wells	35

	10.6	Further Assurances	35

11.	TAXES		35

	11.1	Property Taxes	35

	11.2	Production Taxes	36

	11.3	Other Taxes	36

	11.4	Cooperation	37

	11.5	Tax Refunds	37

12.	OWNERSHIP OF ASSETS		37

	12.1	Distribution of Production	37

	12.2	Proration of Income and Expenses	38

	12.3	Notice to Remitters of Proceeds	38

	12.4	Imbalances	39

	12.5	Pipeline and Other Non-Wellhead Imbalances	39

13.	ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION		40

	13.1	Definitions	40

	13.2	Buyer’s Assumption of Obligations	40

	13.3	Buyer’s General Indemnity	42

	13.4	Seller’s General Indemnity	43

	13.5	Survival of Representations, Warranties and Covenants	44

	13.6	Limitation on Indemnification	44

	13.7	Further Limitation on Indemnification	45

	13.8	Indemnification Procedures	45

	13.9	Insurance Recovery	47

	13.10	Exclusive Remedy	47

14.	NOTICES		48

15.	MISCELLANEOUS		49

	15.1	Entire Agreement	49

	15.2	Binding Effect	49

	15.3	Selected Arbitration	49

	15.4	Choice of Law; Jurisdiction; Waiver of Jury Trial	50

	15.5	Assignment	50

	15.6	No Admissions	50

	15.7	Waivers and Amendments	51

	15.8	Counterparts	51

	15.9	Third-Party Beneficiaries	51

	15.10	Specific Performance	51

	15.11	Public Communications	51

	15.12	Headings	52

	15.13	Expenses	52

	15.14	Waiver of Consumer and Other Rights	52

	15.15	Non-Recourse	53

	15.16	Damages	53

List of Exhibits:

Exhibit “A”	—	Schedule of Leases
Exhibit “A-1”	—	Retained Assets
Exhibit “B”	—	Schedule of Wells
Exhibit “C”	—	Allocated Values
Exhibit “D”	—	Form of Conveyance
Exhibit “D-1”	—	Form of Conveyance (Transferred Well)
Exhibit “E”	—	Oneok Assignment and Assumption Agreement

List of Schedules:

Schedule 1.1(a)	—	Contested Liens
Schedule 1.1(b)	—	Consent Wells
Schedule 2.9	—	Restricted Information
Schedule 3.2(a)(vii)	—	Pre-Effective Time Adjustments
Schedule 5.5	—	Taxes
Schedule 5.6	—	Material Contracts
Schedule 5.7	—	Litigation and Claims
Schedule 5.8	—	Sale Contracts
Schedule 5.9	—	Notices
Schedule 5.11	—	Good Faith Contests; Timely Payments
Schedule 5.12	—	Outstanding Obligations
Schedule 5.16	—	Consents
Schedule 5.17	—	Preferential Purchase Rights
Schedule 5.19	—	Environmental
Schedule 5.19(d)	—	Seller Environmental Permits
Schedule 5.19(j)	—	Information Subject to Confidentiality
Schedule 5.20	—	Audits
Schedule 5.23	—	Bonds and Credit Support
Schedule 5.24	—	Seller Liens
Schedule 5.25	—	Insurance
Schedule 5.26	—	Payout Balances
Schedule 5.27	—	Imbalances
Schedule 5.28	—	Non-Consent Operations
Schedule 5.29	—	Absence of Changes
Schedule 8	—	Samson Leases
Schedule 10.4	—	Suspense Amounts
Schedule 12.4	—	Imbalances

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of September 29, 2014, by and between BAKKEN HUNTER, LLC, a Delaware limited liability company (“Seller”), and LGFE-BH L.P., a Delaware limited partnership (“Buyer”) (Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets (as defined below) on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

1.                                      DEFINITIONS

1.1                               Defined Terms - The following terms shall have the following meanings:

“Affiliate” or “Affiliates” means with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Values” has the meaning set forth in Section 3.3.

“Arbitrator” has the meaning set forth in Section 15.3.

“Asset” and “Assets” has the meaning set forth in Article 2.

“Assumed Imbalances” has the meaning set forth in Section 12.4.

“Assumed Obligations” has the meaning set forth in Section 13.2.1.

“Base Purchase Price” has the meaning set forth in Section 3.1.1.

“Business Day” means any day, other than Saturday or Sunday, or legal holiday recognized by the State of Texas or the United States of America.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” has the meaning set forth in Section 13.1.

“Casualty” means any event or circumstance outside the ordinary course of business causing physical damage to or destruction of all or any part of the Interests, Wells or Equipment for any reason, including as a result of fire, explosion, blowout, storm, tornado, hurricane, earthquake, earth movement, flood, water damage, or any other similar reason.

“Claim Notice” has the meaning set forth in Section 13.8.2.

“Claims” means any and all claims, rights, demands, causes of action, Liabilities (including civil fines), damages, losses, fines, penalties, Taxes, sanctions of every kind and character, whether known or unknown, including fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.

“Closing” has the meaning set forth in Section 9.2.

“Closing Date” has the meaning set forth in Section 9.2.

“Closing Settlement Statement” has the meaning set forth in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Well” means each of the Wells described on Schedule 1.1(b).

“Contracts” means all agreements and contracts (whether written or oral) relating to and binding upon the Assets, including, but not limited to, any operating agreements, joint venture agreements, unit agreements, orders and decisions of state and federal regulatory authorities establishing units, unit operating agreements, marketing agreements, surface leases, farmout agreements, processing agreements, Hydrocarbon sales agreements, purchase agreements, transportation agreements, gathering and processing agreements, division orders, enhanced recovery and injection agreements, farm-in agreements, balancing agreements, options, drilling agreements, exploration agreements, area of mutual interest agreements, gas sales agreements, and assignments of operating rights, working interests, Easements and other similar rights, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to and are binding upon the Assets; provided, however, the term “Contract” shall not include any (a) Lease or (b) contract or agreement which, to the extent set forth on Schedule 5.16, contains a confidentiality or assignment restriction for which Seller has not secured a waiver from the other party(ies) to such contract or agreement.

“Control” means the power to direct or cause the direction of the management and policies of a Person, whether through equity ownership, the ability to exercise voting power, by contract or otherwise; and “Controlled by” and “Controlling” have the meaning correlative thereto.

“Conveyances” means the one or more conveyances, assignments, deeds, and bills of sale, substantially in the forms set forth as Exhibit “D” and Exhibit “D-1” attached hereto, conveying the Assets to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 9.3.1.

“Current Tax Period” has the meaning set forth in Section 11.1.

“DTPA” has the meaning set forth in Section 15.14.

“Easements” means rights-of-way, easements, permits, licenses, approvals, servitudes and franchises specifically acquired for, or used in connection with, operations for the exploration and production of oil, gas or other minerals on or from the Interests or otherwise in connection with the Wells, Equipment or Surface Agreements, including, without limitation, the rights to permits and licenses of any nature owned, held or operated in connection with said operations.

“Effective Time” means 7:00 a.m. local time where the Assets are located on April 1, 2014.

“Environmental Laws” means any and all laws, statutes, regulations, rules, orders, ordinances, codes, decrees, judgments, injunctions, permits or licenses issued, or promulgated in final and non-appealable form by, any Governmental Authority now in effect, pertaining to (a) use, storage, emission, discharge, treatment, storage, disposal, transportation, clean-up, release, or threatened release of Pollutants on or into the environment, (b) worker health or safety, (c) the protection of the environment, or (d) the protection of flora, fauna or natural resources, in each case applicable to the Assets and in effect in or for the jurisdiction in which the Assets are located, including, without limitation, the Clean Air Act, the Clean Water Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act, the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Emergency Planning and Community Right—to-Know Act, the Occupational, Safety and Health Act (OSHA), the Hazardous Materials Transportation Act and the Hazardous and Solid Waste Amendments of 1984 (HSWA).

“Environmental Permits” has the meaning set forth in Section 5.19(d).

“Equipment” has the meaning set forth in Section 2.3.

“Estimated Property Taxes” has the meaning set forth in Section 11.1.

“Excluded Obligations” means (a) all Liabilities for personal injury or death on, associated with or appurtenant to the Assets to the extent arising out of and attributable to the ownership and operation of the Assets prior to the Effective Time, (b) any Operating Expenses or other Liabilities to the extent accounted for as an increase in the Base Purchase Price in accordance with Section 3.2 or Section 10.3, (c) any Liabilities to the extent arising out of and attributable to the ownership, use, construction, maintenance or operation of the Retained Assets, (d) Seller Taxes, (e) any Liabilities associated with payment (or non-payment) of royalties, overriding royalties, production payments, net profits obligations and like payments owed in respect of sales of Hydrocarbons from the Interests or Wells that are attributable to periods before the Effective Time, and (f) all other Liabilities of Seller to the extent related to the Assets other than the specific matters (i) described in any of Section 13.2.1(a) through Section 13.2.1(d) and (ii) for which Buyer has agreed to (A) accept, and release and indemnify Seller Group, pursuant to Section 7.1, (B) assume pursuant to Section 7.2 and (C) indemnify

Seller Group pursuant to Section 7.3 and Section 13.3(iii); provided, however, that effective upon the expiration of fifteen (15) months after the Closing Date, the matters covered by clause (a) of this definition shall be deemed to be excluded from and no longer a part of the “Excluded Obligations”.

“Existing Mortgages” has the meaning set forth in Section 8.1.

“Fundamental Representations” means the representations and warranties made in Sections 5.1, 5.2(a), 5.5, 5.13 and 5.14.

“Gas Purchase Agreements” means that certain (a) Gas Purchase Agreement dated March 15, 2012, by and between Samson Resources Company and Oneok Rockies Midstream LLC (Oneok Contract No. 610605), (b) Gas Purchase Agreement dated March 15, 2012, by and between Baytex Energy USA, Ltd. and Oneok Rockies Midstream LLC (Oneok Contract No. 610606) and (c) Gas Purchase Agreement dated March 15, 2012, by and between Williston Hunter Inc. and Oneok Rockies Midstream LLC (Oneok Contract No. 610621).

“Governmental Authority” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.

“Hydrocarbons” has the meaning set forth in Section 2.4.

“Indemnified Party” has the meaning set forth in Section 13.8.1.

“Indemnifying Party” has the meaning set forth in Section 13.8.1.

“Interests” has the meaning set forth in Section 2.1.

“Knowledge” means, with respect to Seller, the actual conscious knowledge (excluding any imputed or implied knowledge, or duty to investigate, of any kind) of any fact, circumstance or condition by R. Glenn Dawson, Bill Irwin, Terry Schneider and Jim Peay.

“Lands” has the meaning set forth in Section 2.1.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decrees or official act of or by any Governmental Authority.

“Leases” has the meaning set forth in Section 2.1.

“Liabilities” means, with respect to any Person, such Person’s liabilities, obligations and commitments, whether known or unknown.

“Material Contract” means any Contract to which Seller is a party that constitutes:

(1)                                 any agreement with any Affiliate of Seller pertaining to an Asset;

(2)                                 any agreement or contract to which Seller is a Party, providing for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Assets or for the purchase, sale, processing, gathering, treating, handling, storing, transportation or other disposal of any Hydrocarbons produced from or attributable to the Assets, in each case that is not cancelable without penalty or other payment on not more than thirty (30) days prior written notice;

(3)                                 any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Closing Date, other than (a) agreements and contracts contemplated under clause (2) immediately above (without regard to a cancellation penalty or payment as referred to in such clause (2)), (b) non-consent penalties for nonparticipation in operations under operating agreements, and (c) conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets;

(4)                                 any Contract treated, or by its terms required to be treated, by Seller as a tax partnership agreement and to which Seller is a party binding and affecting any of the Assets;

(5)                                 any agreement that creates any area of mutual interest or similar provision with respect to the Assets or contains any restrictions on the ability of Seller or its assigns to compete with any other Person that will be binding on Buyer as an assignee of the Assets;

(6)                                 any agreement(s) concerning a partnership, joint venture, strategic alliance, licensing arrangement or sharing of profits or proprietary information that would be binding on Buyer after the Closing;

(7)                                 any operating agreements, exploration agreements, joint development agreements, unit agreements or unit operating agreements to which the Interests or Wells are subject;

(8)                                 other than rights to take production in kind as may be contained in any joint operating agreements to which the Interests or Wells are subject, any option to purchase or call on the Hydrocarbons produced from the Assets, or any production payment agreement or hedging agreement related to the Assets, that will be binding on Buyer or the Assets after the Closing;

(9)                                 any lease(s) or title retention agreement(s) covering any of the Equipment; and

(10)                          any purchase, farmout, farmin, participation, development or similar agreement to which the Interests or the Wells are subject.

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 13.8.3.

“Oneok Assignment and Assumption Agreement” means that certain agreement attached hereto as Exhibit “E”, regarding the assignment and assumption of a share of Seller’s interest in and to each Gas Purchase Agreement.

“Operating Expenses” means all operating expenses (including costs of insurance and overhead costs), production expenses and other costs under applicable operating agreements, and capital expenditures incurred in the ownership, drilling, completion, development and operation of the Assets and, where applicable, in accordance with the relevant operating or unit agreement, if any, including without limitation (i) overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, and (ii) prepaid items, but excluding costs, expenses and Liabilities attributable to (a) Liabilities for personal injury or death, property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of contract (other than failure to make payments under the terms of a contract) or violation of any Law (or private rights of action under any Law), (b) obligations to plug wells, dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or personal property under applicable Environmental Laws, (d) obligations with respect to any imbalances, (e) Liabilities with respect to payment of working interests and royalties relating to the Assets, including those held in suspense, (f) obligations with respect to hedging agreements, (g) claims for indemnification or reimbursement from any third party with respect to costs of the type described in the preceding clauses (a) through (f), whether such claims are made pursuant to contract or otherwise, (h) costs and expenses incurred by Seller to cure a Casualty and (i) all Production Taxes (to the extent paid out of the proceeds of Hydrocarbons produced and saved from the Assets) and all Property Taxes.

“Party” and “Parties” each has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Encumbrances” means any one or more of the following:

(1)                                 any third party consents to assignment included in any Lease and which is set forth on Schedule 5.16, to the extent the failure to obtain such consent to the assignment to Buyer pursuant to this Agreement does not reduce the net revenue interest of Seller set forth on Exhibit “C” with respect to the affected Asset;

(2)                                 easements, rights of way, servitudes, licenses and permits on, over, across or in respect of any of the Assets which do not materially interfere with the use, operation or development of the Assets;

(3)                                 rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Authority;

(4)                                 materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, Tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets which have not yet become due and payable and for which payment is being withheld as provided by Law or, to the extent listed on Schedule 1.1(a) and so long as it does not increase the working interest of Seller above the working interest set forth on Exhibit “C” with respect to the affected Asset (without a corresponding increase in Seller’s net revenue interest) or reduce the net revenue interest of Seller set forth on Exhibit “C” with respect to the affected Asset, which are being contested in good faith by appropriate proceedings and in the ordinary course of business by appropriate action, and for which adequate cash reserves are maintained for the payment thereof in accordance with the applicable Contracts;

(5)                                 any of the matters disclosed on Exhibit “C” or (to the extent it does not increase the working interest of Seller above the working interest set forth on Exhibit “C” with respect to the affected Asset (without a corresponding increase in Seller’s net revenue interest) or reduce the net revenue interest of Seller set forth on Exhibit “C” with respect to the affected Asset) any Schedule to this Agreement;

(6)                                 defects and irregularities arising out of the lack of a survey;

(7)                                 defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf;

(8)                                 defects in the chain of title consisting of failure to recite marital status or the omission of succession or heirship or estate proceedings;

(9)                                 defects or irregularities arising out of prior oil and gas leases which by their terms and on their face expired more than ten (10) years prior to the Effective Time, and which are not otherwise held by production and have not been released of record;

(10)                          defects based solely on the fact that information, whether in paper or electronic format, may be missing from the books and records of Seller;

(11)                          defects or irregularities arising out of liens, mortgages or deeds of trust which, by their terms and on their face, expired and terminated more than ten (10) years prior to the Effective Time but which remain unreleased of record;

(12)                          defects and irregularities that the Parties agree, in writing, have been cured by possession under applicable statutes of limitation and statutes relating to prescription;

(13)                          all approvals or rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance and if such Governmental Authority is, pursuant to Laws, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such Laws are satisfied;

(14)                          the terms and conditions of any assignments, leases, or other documents related to the Assets which have been delivered to Buyer or (to the extent it does not increase the working interest of Seller above the working interest set forth on Exhibit “C” with respect to the affected Asset (without a corresponding increase in Seller’s net revenue interest) or reduce the net revenue interest of Seller set forth on Exhibit “C” with respect to the affected Asset) are otherwise of public record as of the Effective Time in the county in which the property is located and, in each case, does not increase the working interest of Seller above the working interest set forth on Exhibit “C” with respect to the affected Asset (without a corresponding increase in

Seller’s net revenue interest) or reduce the net revenue interest of Seller set forth on Exhibit “C” with respect to the affected Asset;

(15)                          defects and irregularities arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a compliant of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Interests affected thereby;

(16)                          Preferential Purchase Rights set forth on Schedule 5.17, to the extent it does not increase the working interest of Seller above the working interest set forth on Exhibit “C” with respect to the affected Asset (without a corresponding increase in Seller’s net revenue interest) or reduce the net revenue interest of Seller set forth on Exhibit “C” with respect to the affected Asset; and

(17)                          with respect to the Samson Leases, the Existing Mortgages.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Government Authority or any other entity.

“Pipeline Imbalances” has the meaning set forth in Section 12.5.

“Pollutants” means any substance or waste defined as “hazardous,” “toxic,” a “pollutant,” or a “contaminant” by any Environmental Laws, including, but not limited to, NORM, asbestos, industrial waste, petroleum and its byproducts, including crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of Hydrocarbons.

“Post-Closing Statement” has the meaning set forth in Section 10.3.

“Preferential Purchase Right” means any options, rights of first refusal or similar preferential purchase rights that are triggered as a result of the transaction contemplated under this Agreement.

“Production Taxes” has the meaning set forth in Section 11.2.

“Property Taxes” has the meaning set forth in Section 11.1.

“Purchase Price Allocation” has the meaning set forth in Section 3.3.

“Records” has the meaning set forth in Section 2.9.

“Retained Assets” has the meaning set forth in Section 2.12.

“Samson Leases” has the meaning set forth in Section 8.1.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 13.1.

“Seller Lien” means any lien in or on any Asset securing indebtedness for borrowed money that was created by, through or under Seller or any Affiliate of Seller.

“Seller Tax Refunds” has the meaning set forth in Section 2.12(d).

“Seller Taxes” means (i) all income and franchise Taxes of Seller in respect of its business or the ownership, operation or disposition of the Assets for any taxable period or portion thereof ending on or before the Closing Date (including, for the avoidance of doubt, any income Tax associated with Seller’s gains or other profit with respect to the sale of the Assets as contemplated by this Agreement), and all other Taxes of Seller (other than Production Taxes and Property Taxes, which shall be governed by Section 11.1 and Section 11.2) in respect of the Assets for any taxable period or portion thereof ending immediately prior to the date of the Effective Time, and (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Seller or any Affiliate of Seller (or any predecessor of Seller or such Affiliate), is or was a member on or prior to the Closing Date, by reason of the liability of Seller or any Affiliate of Seller (or any predecessor of Seller or such Affiliate), pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law).

“Surface Agreements” means any surface leases, surface use right or agreements or any similar rights, agreements or licenses relating to the Assets.

“Suspense Amounts” has the meaning set forth in Section 10.4.

“Taxes” means with respect to any Person, all federal, state, local and other taxes and similar levies, fees, charges and assessments imposed by a Governmental Authority, including, without limitation, estimated income, gross receipts, sales, use, transfer, business and occupation, franchise, profits, license, lease, services, service use, duties, capital gains, excise, severance, production, stamp, occupation, ad valorem, real and personal property, withholding, payroll, environmental, social security, employment, unemployment, and value added taxes and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, and including any liability for any of the foregoing taxes of any Person as a transferee or successor, or by Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provisions under Law), including any interest, fines, penalties, assessments or additions to any tax with respect to any of the foregoing.

“Tax Return” means any return (including information returns), forms, declaration, report, claim for refund, estimates or information return or statement relating to Taxes, including any related or supporting schedule or attachment thereto, and including any amendment thereof supplied or required to be supplied to any Governmental Authority in connection with Taxes.

“Transfer Taxes” has the meaning set forth in Section 11.3.

“Transferred Well” means the Almos Farms 1-26HS well (API No. 33-023-01167-00-00), DSU 163-100-25, 26, 35, 36, operated by SM Energy Company.

“Treasury Regulations” means the final and temporary (but not proposed) U.S. income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Wells” has the meaning set forth in Section 2.2.

1.2                               References, Gender and Number, etc. - All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section or subsection of this Agreement, unless the context requires otherwise.  Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  Any references in this Agreement to “including” shall be interpreted as “including without limitation.”  Whenever the context requires, the word used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE 2

2.                                      PURCHASE AND SALE

Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, for the consideration recited all of Seller’s right, title and interest in and to the following assets, rights and properties described in Section 2.1 through Section 2.11 (each individually referred to as an “Asset” and all collectively referred to as the “Assets”):

2.1                               Interests - All of those certain oil, gas, and/or mineral leases, subleases and other leaseholds, mineral fee interests, reversionary interests, carried interests, other fee interests, royalty interests, overriding royalty interests, farmout rights, options, net profits interests and other leasehold interests described on Exhibit “A”, whether Seller’s interest therein is correctly or incorrectly described on Exhibit “A” (“Leases”), together with all other rights, titles and interests of Seller in the Leases and any other lands or interests covered thereby or pooled, unitized or communitized therewith (the “Lands”), including, without limitation, all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, mineral interests, forced pooled interests, and interests acquired under contracts or otherwise in the Lands covered by the Leases, and any other lands or interests pooled, unitized or communitized therewith (the Leases and the Lands and other interests described above are collectively referred to herein as the “Interests”).

2.2                               Wells - All of Seller’s right, title and interest in (a) all of the oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores located on or attributable to the Interests or on lands pooled, unitized or communitized with any portion thereof, or on lands located within any governmental drilling or spacing unit which includes any portion thereof, or on portions thereof associated with proved undeveloped reserves whether producing, operating in progress, plugged or unplugged, shut-in or permanently or temporarily abandoned, including, but not limited to, the wells identified on Exhibit “B” and (b) the Transferred Well (collectively, the “Wells”).

2.3                               Equipment - All of Seller’s right, title and interest in all personal property, fixtures and improvements and facilities, spare parts and inventory, equipment, pipelines, pipeline laterals, well pads, tank batteries, well heads, treating equipment, compressors, power lines, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, or other equipment of any kind, in each case to the extent located on the Interests or Wells or used or held for use in connection with the ownership or operation of the Interests or Wells or the production, treatment, transportation, storage, sale or disposal of Hydrocarbons, including, but not limited to, facilities, plants, treating and processing systems, casing, pipelines and gathering systems (collectively, the “Equipment”).

2.4                               Production - All of the oil, natural gas, condensate, casinghead gas, products, or other minerals (“Hydrocarbons”), produced from, attributable or allocable to the Interests or Wells (i) from and after the Effective Time, (ii) which are in storage above the pipeline connection as of the Effective Time, (iii) with regard to any over-produced or under-produced volumes of Seller attributable to the Assumed Imbalances and Pipeline Imbalances, (iv) make-up rights with respect to take or pay payments and (v) all proceeds from any of the foregoing.

2.5                               Easements and Surface Agreements - All the Easements and the Surface Agreements.

2.6                               Contract Rights and Permits - All of Seller’s right, title and interest in the Contracts and, to the extent assignable, all environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Assets (the “Permits”).

2.7                               Receivables; Security Interests - All (i) fees, proceeds, revenues, trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables, general intangibles and economic benefits attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) liens and security interests in favor of Seller or its Affiliates, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as to the operator or non-operator of any of the Interests or Wells on or after the Effective Time.

2.8                               Audit Rights - All rights of Seller arising under any Contract to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether on or after the Effective Time, but only to the extent relating to the Assets and any other obligations assumed by Buyer pursuant to this Agreement.

2.9                               Files and Records - All of the files, records and data relating to the Assets including, without limitation, land and lease files, surveys, well files, title records including abstracts of title, title opinions, title insurance reports/policies, property ownership reports, division order and right-of-way files, prospect information, contracts, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves, operational records, technical records, production and processing records, contract files, filings and reports with any Governmental Authority, Tax information and Tax Returns (other than as excepted below) and all related materials, in each case in the possession of Seller or its Affiliates, less and except those files and records described in Section 2.13(f) as Retained Assets, Seller’s federal, state, or local income, franchise or margin Tax Returns and related files and records, employee files, reserve evaluation information or economic projections, competing bids, proprietary data, information and data under contractual restrictions on assignment (including those set forth on Schedule 2.9) (provided, however, that Seller shall use commercially reasonable efforts to obtain permission from all applicable Persons to disclose and assign such information or data to Buyer), intellectual property, seismic, geophysical, geological or other similar information or data, and any other contracts required by Law for Seller to retain or not disclose (collectively, the “Records”).

2.10                        Intangible Rights - All of Seller’s right, title and interest in and to all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors and third Persons, and rights accruing under applicable statutes of limitation or prescription, to the extent related or attributable to the Assets.

2.11                        Certain Contract Rights.  To the extent transferrable, all of Seller’s rights to indemnification benefitting Seller included in any purchase and sale or similar agreement to which Seller (or its Affiliate or any Person to whom Seller succeeded by name change, merger or amalgamation) is a party and by which Seller (or its Affiliate or any Person to whom Seller succeeded by name change, merger or amalgamation) acquired some or all of the Interests or Wells, other than with respect to any rights thereunder to the extent Seller is retaining the liability therefor under this Agreement or for which Seller is liable under this Agreement (including, in either case, such liabilities arising under Seller’s indemnification obligations set forth in Section 13.4).

2.12                        Retained Assets - Notwithstanding anything to the contrary in Sections 2.1 through 2.11 or elsewhere herein, the Assets do not include the following (the “Retained Assets”):

(a)                                 All of Seller’s rights in and to Claims (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time or (ii) arising under or with respect to any of the Contracts to the extent attributable to periods of time prior to the Effective Time (including Claims for adjustments or refunds), except to the extent, in each case, relating to liabilities assumed by Buyer hereunder;

(b)                                 Copies of all Records, including those necessary to prosecute such Claims after the Closing;

(c)                                  Subject to Section 13.9, all rights and interest of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time;

(d)                                 All refunds (and related Claims for refunds) with respect to (i) any Production Taxes or Property Taxes for any Tax period (or portion thereof) prior to the Effective Time or for which a reduction to the Base Purchase Price was made under Section 3.2 or Section 10.3, (ii) any income or franchise Taxes for any Tax period (or portion thereof) ending on the Closing Date or (iii) any Taxes attributable to the Retained Assets (collectively, “Seller Tax Refunds”);

(e)                                  All proceeds, income, revenues, rights to claims, refunds or benefits (including any benefit attributable to any current or future laws or regulations in respect of “royalty relief” or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, in each case attributable to (i) the Assets for any period prior to the Effective Time or (ii) any Retained Assets;

(f)                                   All documents and instruments of Seller relating to the Assets that may be protected by an attorney-client privilege (other than title opinions, title reports, and related documents, legal files and records included in, or are part of, the above referenced files and records);

(g)                                  All royalty overpayment amounts and/or future deductions as royalty offsets associated with the Assets as of the Effective Time;

(h)                                 Receivables and security interests as set forth under Section 2.7 prior to the Effective Time;

(i)                                     Audit and all other rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time to the extent relating to any (i) Retained Assets, (ii) Operating Expenses which Seller is obligated to bear pursuant to Section 12.2 or (iii) matter for which Seller is obligated to indemnify Buyer Group pursuant to Section 13.4 (for the avoidance of doubt, such rights shall include, solely to the extent they relate to liabilities for which Seller is retaining or for which Seller is liable under this Agreement (including, in either case, such liabilities arising under Seller’s indemnification obligations set forth under Section 13.4), any and all rights to indemnification benefitting Seller included in any purchase and sale or similar agreement to which Seller (or its Affiliate or any Person to whom Seller succeeded by name change, merger or amalgamation) is a party and by which Seller (or its Affiliate or any Person to whom Seller succeeded by name change, merger or amalgamation) acquired some or all of the Interests);

(j)                                    Seller’s federal, state or local income, franchise or margin Tax Returns and related files and records;

(k)                                 All intellectual property and seismic, geophysical, geological and other similar information or data; and

(l)                                     All properties, rights, interests and assets described on Exhibit “A-1”.

ARTICLE 3

3.                                      PURCHASE PRICE AND ALLOCATION

3.1                               Purchase Price —

3.1.1                                 As consideration for the sale of the Assets, Buyer agrees to (i) pay the cash amount of Twenty-Three Million Five Hundred Thousand Dollars ($23,500,000) (“Base Purchase Price”), to be paid to Seller by wire transfer of immediately available funds in accordance with the instructions of Seller delivered to Buyer prior to the Closing, subject to adjustment in accordance with Section 3.2 and Section 10.3 and (ii) assume the Assumed Obligations.

3.1.2                                 At Closing, Buyer will pay to Seller an amount in cash equal to the Base Purchase Price, as adjusted pursuant to Section 3.2 by wire transfer of immediately available funds in accordance with the instructions of Seller delivered to Buyer prior to the Closing.

3.1.3                                 At the Closing, subject to the terms and conditions set forth herein, Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase from Seller, the Assets.

3.2                               Adjustments to the Base Purchase Price - The Base Purchase Price shall be adjusted as follows:

(a)                                 Upward Adjustments - The Base Purchase Price shall be adjusted upward for the following, without duplication:

(i)                                     all Operating Expenses attributable to the Assets that are paid or advanced by Seller prior to the Closing, to the extent attributable to the periods from and after the Effective Time, and Production

Taxes paid by Seller attributable to Hydrocarbons produced and saved after the Effective Time (excluding Production Taxes paid out of the proceeds of such Hydrocarbons);

(ii)                               all proceeds attributable to the sale of Hydrocarbons from the Assets and all other income received by Buyer attributable to production, ownership and operation of the Assets prior to the Effective Time, less applicable Production Taxes, royalties and similar burdens paid or payable by Buyer (excluding Production Taxes paid out of the proceeds of Hydrocarbons produced prior to the Effective Time);

(iii)                            to the extent the Assumed Imbalances reflect an underbalanced (or under-produced or under-received balance) position of Seller as of the Effective Time regarding the Assets, all adjustments regarding such underbalanced Assumed Imbalances in accordance with the provisions of Section 12.4;

(iv)                           to the extent proceeds thereof are not received by Seller as of the Closing, all adjustments for oil in storage above the pipeline connection or gas beyond the meters as of the Effective Time, as provided in Section 12.1;

(v)                                 adjustments for over-delivered Pipeline Imbalances as of the Effective Time (volumes owed to Seller) as provided in Section 12.5;

(vi)                              without duplication of any other amounts set forth in this Section 3.2(a), the amount of all Production Taxes and Property Taxes, if any, allocated to Buyer in accordance with this Agreement but paid or to be paid by Seller (excluding such Production Taxes paid out of the proceeds of Hydrocarbons produced and saved from and after the Effective Time); and

(vii)                           the amount set forth on Schedule 3.2(a)(vii), which amount represents the out-of-pocket costs and expenses attributable to the ownership and operation of the Assets that were both (A) made before the Effective Time but benefit the Assets after the Effective Time and (B) approved by Buyer.

(b)                                 Downward Adjustments - The Base Purchase Price shall be adjusted downward for the following, without duplication:

(i)                                  all Operating Expenses paid by Buyer in connection with the Assets and attributable to periods prior to the Effective Time, and Production Taxes paid by Buyer attributable to Hydrocarbons produced and saved prior to the Effective Time (excluding Production Taxes paid out of the proceeds of such Hydrocarbons);

(ii)                               all proceeds attributable to the sale of Hydrocarbons from the Assets and all other income received by Seller and attributable to the production, operation or ownership of the Assets on or after the Effective Time less applicable Production Taxes, royalties and similar burdens paid by Seller (excluding such Production Taxes paid out of the proceeds of Hydrocarbons produced and saved from and after the Effective Time);

(iii)                            [Intentionally Omitted]

(iv)                           to the extent the Assumed Imbalances reflect an overbalanced (or over-produced or over-received balance) position of Seller as of the Effective Time regarding the Assets, all adjustments regarding such overbalanced Assumed Imbalances, in accordance with the provisions of Section 12.4;

(v)                                 adjustments for under-delivered Pipeline Imbalances as of the Effective Time (volumes owed by Seller), as provided in Section 12.5; and

(vi)                              without duplication of any other amounts set forth in this Section 3.2(b), the amount of Production Taxes and Property Taxes, if any, attributable to ownership prior to the Effective Time that are allocated to Seller in accordance with this Agreement but paid or to be paid by Buyer (excluding such Production Taxes paid out of the proceeds of Hydrocarbons produced prior to the Effective Time).

3.3                               Allocation of Base Purchase Price - Exhibit “C” sets forth the working interests and associated net revenue interests attributable to all Wells listed on Exhibit “B”.  Seller and Buyer agree that the Base Purchase Price shall be allocated among the Assets as set forth on Exhibit “C” (the “Allocated Values”) for the purpose of (i) providing notices, or obtaining waivers, of any Preferential Purchase Rights and (ii) handling those instances for which the Base Purchase Price is to be adjusted pursuant to the terms of this Agreement.  Seller and Buyer also agree that for the purpose of making the requisite filings under Section 1060 of the Code and the Treasury Regulations thereunder, the Base Purchase Price and any liabilities assumed by Buyer under this Agreement shall be allocated among the Assets, consistent with the Allocated Values set forth on Exhibit “C” (the “Purchase Price Allocation”).  Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) consistent with the Purchase Price Allocation as revised to take into account subsequent adjustments to the Base Purchase Price, including any adjustments pursuant to Section 3.2, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by applicable Law after notice to and discussions with the other Party, or with such other Party’s prior consent; provided, however, that nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Authority based on the Purchase Price Allocation agreed to by the Parties pursuant to this Section 3.3.  Buyer shall prepare a draft of the Form 8594 and provide such draft to Seller at least sixty (60) days prior to the Form 8594 filing due date for Seller’s reasonable comment.  To the extent the Parties are unable to resolve issues with respect to Seller’s reasonable comments to the Form 8594, the Parties shall resolve the dispute pursuant to the dispute resolution provisions set forth in Section 15.3.

3.4                               No Duplication - The provisions of Article 3 and Section 9.1 shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) any adjustments to the Base Purchase Price, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.

ARTICLE 4

4.                                      DISCLAIMERS; GOVERNMENTAL REVIEWS

4.1                               Disclaimer - Buyer specifically understands and acknowledges the following:

4.1.1                                 Title — Title to the Assets shall be transferred and conveyed to Buyer at Closing free and clear of any claims and demands of all Persons claiming the same, or any part thereof, by, through and under Seller, but not otherwise, subject, however, to all Permitted Encumbrances, and shall otherwise be conveyed in accordance with the terms of this Agreement and the Conveyances.

4.1.2                                 Disclaimer of Warranty - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, OR IN THE CONVEYANCES, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR

EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR OTHER VICES, WHETHER KNOWN OR UNKNOWN; (v) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF POLLUTANTS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; OR (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING TITLE TO ANY OF THE ASSETS, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE PROVIDED IN THE CONVEYANCES. IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, OR IN THE CONVEYANCES, THE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER REPRESENTS TO SELLER THAT AS OF CLOSING BUYER WILL HAVE BEEN GIVEN CERTAIN ACCESS TO THE ASSETS TO MAKE INSPECTIONS, IT BEING UNDERSTOOD THAT SUCH INSPECTIONS SHALL NOT IMPAIR OR OTHERWISE AFFECT THE VALIDITY OF SELLER’S REPRESENTATIONS AND WARRANTIES OR SELLER’S INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES.

4.1.3                                 Additional Disclaimer - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES, ASSIGNOR HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WRITTEN OR ORAL) HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS.  ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE 4 OR OTHERWISE, ARE, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES, PROVIDED TO BUYER AS A CONVENIENCE AND ACCOMMODATION, AND

ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

4.2                               Governmental Reviews - Seller and Buyer shall each in a timely manner make (or cause its applicable Affiliate to make) (i) all required filings (if any) and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transaction contemplated hereby and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transaction contemplated by this Agreement, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

ARTICLE 5

5.                                      SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as follows:

5.1                               Existence - It is an entity duly formed and validly existing and in good standing under the Laws of its state of formation, and is duly qualified to own and operate the Assets in each jurisdiction in which the Assets are located.  Seller is qualified or licensed to do business in each jurisdiction that requires such qualification or license based on the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business.

5.2                               Authority, Conflicts, Binding Obligations —

(a)                               The execution and delivery of this Agreement by Seller and all agreements and documents contemplated hereby to be executed by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by Seller and no other actions on the part of Seller are required to authorize this Agreement and the transactions contemplated hereby and thereby.  This Agreement, and all documents and instruments contemplated hereby to be executed by Seller, constitute legal, valid and binding obligations of Seller in accordance with their respective terms, enforceable against Seller in accordance with their respective terms, subject to all applicable bankruptcy and other similar Laws of general application with respect to creditors.

(b)                               The execution and delivery of this Agreement by Seller and all agreements and documents contemplated hereby to be executed by Seller do not, and the performance of Seller’s obligations hereunder and thereunder will not (i) violate, or be in conflict with, any provision of Seller’s governing documents, (ii) except as set forth on Schedule 5.16, materially violate, or be in conflict in any material respect with, result in a material default under, give rise to any right of termination, cancellation, modification or acceleration under, any contract, agreement or instrument to which Seller is, or the Assets are, bound, (iii) violate or be in conflict with any judgment, decree, order, statute, rule or regulation applicable to Seller, (iv) require any consents, approvals, notifications, or authorizations from any Governmental Authorities, except such as are set forth on Schedule 5.16 or customarily obtained in due course after Closing, or (v) create a lien or encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing.

5.3                               Violations - Seller has not materially violated (and, to the Knowledge of Seller, none of the Assets is in material violation of) any Laws applicable to any of the Assets or to the ownership or operation thereof.

5.4                               Payment of Royalties - To the Knowledge of Seller, all royalties and in-lieu royalties due and owing with respect to the Assets have been properly, timely and fully paid, or are being held in suspense.

5.5                               Taxes - Except as disclosed on Schedule 5.5, (i) all material Tax Returns required to be filed by Seller with respect to or in connection with the Assets have been timely filed in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes due and payable by Seller relating to or in connection with the Assets (including all ad valorem, property, production, severance and similar Taxes that are due and payable by Seller based on or measured by the ownership of any Assets, the production or removal of Hydrocarbons therefrom or the receipt of proceeds therefrom) have been properly, completely and timely paid and Seller is not delinquent in the payment of any material Taxes relating to the Assets, (iii) there are no material liens on any of the Assets that arose in connection with any failure (or alleged failure) by Seller to pay any Tax, (iv) there are no material administrative or judicial proceedings or Claims pending or threatened in writing by any Governmental Authority in connection with any Taxes against Seller relating to the Assets, (v) all deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns related to the Assets have been fully paid, and there are no Tax audits or investigations currently pending against Seller with respect to any Taxes that would adversely affect the Assets, nor has Seller nor any Affiliate of Seller received any written notice from a Governmental Authority that it intends to conduct such an audit or investigation related to the Assets, (vi) Seller and each Affiliate of Seller have complied in all material respects with all applicable Laws relating to the payment  and withholding of Taxes with respect to the Assets and each such Person has duly and timely withheld and paid over to the appropriate Governmental Authority all such amounts required to be so withheld and paid over under all applicable Laws, (vii) none of the Assets are held by or are subject to any contractual arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that have been treated, or by the terms of such contractual arrangement were required to be treated, by Seller as a partnership for United States federal income Tax purposes, (viii) Seller has not agreed to any extension or waiver of any statute of limitations of any jurisdiction that is currently in effect regarding the assessment or collection of any Tax pending that would adversely affect the Assets after the Closing; and (ix) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

The representations and warranties in this Section 5.5 shall constitute the sole and exclusive representations and warranties of Seller regarding Tax matters.

5.6                               Material Contracts —

(a)                                 Seller has not received or given written notice of default under any of the Material Contracts (which default has not been cured or otherwise resolved) and, to Seller’s Knowledge, there is no event that, with the giving of notice or the lapse of time or both, would constitute a default under any of the Material Contracts;

(b)                                 The Material Contracts are in full force and effect as to Seller and, to Seller’s Knowledge, each counterparty thereto;

(c)                                  To the Knowledge of Seller, Seller has not received written notices of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract;

(d)                                 Seller is not in material breach of any Material Contract and, to the Knowledge of Seller, no counterparty to any such Contract is in breach thereof;

(e)                                  Each Material Contract is the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, their respective successors and assigns;

(f)                                   To the Knowledge of Seller, there are no fines or penalties currently due and owing by Seller or with respect to Seller’s interest in the Assets with respect to any Material Contract and no fines or penalties with respect to any Material Contract has been paid by Seller or on behalf of Seller or Seller’s interest in any Asset since May 1, 2012; and

(g)                                  As of the Closing Date, a true and complete copy of each Material Contract has been provided to Buyer and each Material Contract is listed on Schedule 5.6.

For purposes of clauses (a), (c) and (d) above, Material Contracts shall be deemed to include the Leases.

5.7                               Litigation and Claims - Except as set forth on Schedule 5.7, (a) Seller has received no written notice of any suit, action, demand, proceeding, lawsuit or other litigation pending before any Governmental Authority with respect to Seller or any of the Assets that could reasonably be expected to adversely affect the ownership, operation or value of the Assets in any material respect, and (b) to the Knowledge of Seller, no suit, action, demand, proceeding, lawsuit or other litigation is pending or threatened before any Governmental Authority against Seller and any of the Assets that could reasonably be expected to adversely affect the ownership, operation or value of the Assets in any material respect.

5.8                               Sale Contracts - Except as set forth on Schedule 5.8 or Schedule 5.17 and except for (a) Contracts governing the sale of Hydrocarbons in the ordinary course terminable upon not more than 30 days’ notice without penalty or liability, or (b) the disposition in the ordinary course of Equipment no longer suitable for oil and gas field operations, there are no Material Contracts which Seller is a party for the sale, exchange or transfer of Seller’s interest in the Assets or any portion thereof.

5.9                               Notices - Except as set forth on Schedule 5.9, Seller has not received written notice which has not heretofore been complied with in all material respects, of any material violation of laws, rules or regulations (federal, state and local) issued with respect to the Assets.

5.10                        Take-or-Pay - Seller is not obligated, under any prepay arrangement, take-or-pay arrangement, production payment or similar arrangement to which Seller is a party, to allow Hydrocarbons produced from and attributable to any Well or Lease described in Exhibit “A” or “B” to be sold, without receiving full payments at the time of delivery in an amount that corresponds to the net revenue interest in the Hydrocarbons produced from and attributable to any such Well or Lease (other than with regard to certain obligations relative to Assumed Imbalances or Pipeline Imbalances, as contemplated under Sections 12.4 and 12.5, respectively).

5.11                        Timely Payment —

(a)                                 To the Knowledge of Seller, as of the Closing Date, Seller has paid its share of all costs required to be paid by it under the Leases, except those being contested in good faith as set forth on Schedule 5.11.  To the Knowledge of Seller, Seller has not received written notice, which has not heretofore been complied with in all material respects, of its failure to pay its share of such costs required to be paid under the Leases.  Except as set forth on Schedule 5.11, to Seller’s Knowledge, all proceeds which Seller is entitled to receive from the sale of Hydrocarbons produced from and attributable to the Interests or Wells are being received by Seller in a timely manner, other than Suspense Amounts.

(b)                                 To the Knowledge of Seller, all delay rentals, shut-in royalties and royalty payments due and owing by Seller with respect to the Interests and the Wells are being made (timely, and before the same became delinquent) by the operator of such Interests and Wells other than those delinquent payments that are contested by such operator in good faith in the normal course of business or are held in suspense.

5.12                        Outstanding Obligations - Except as otherwise described in Schedule 5.12, to the Knowledge of Seller, as of the Closing Date, there are no outstanding authorizations for expenditures in excess of One Hundred Thousand Dollars ($100,000), net to Seller’s interest.  To the Knowledge of Seller, Schedule 5.12 sets forth all material capital projects relating to the Assets that are in progress as of the Closing Date.

5.13                        Brokers - Seller and its Affiliates have incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transaction contemplated hereby for which Buyer shall have any responsibility whatsoever.

5.14                        Bankruptcy - There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the Knowledge of Seller, threatened against Seller.

5.15                        No Violation of Covenants - Upon Closing, the transfer of the Assets to Buyer will not violate any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument securing indebtedness created by, through or under Seller.

5.16                        Consents - Except as set forth on Schedule 5.16, there are no waivers, consents to assign, approvals, authorizations, filings or notifications (other than those that are customarily made or obtained following Closing) required under any Leases or Material Contracts in connection with the conveyance of the Assets from Seller to Buyer.

5.17                        Preferential Purchase Rights - Except as set forth on Schedule 5.17, there are no Preferential Purchase Rights.

5.18                        Wells - (a)       To the Knowledge of Seller, all Wells have been drilled, completed, and operated in compliance in all material respects with the Leases and all applicable Laws.

(a)                                 To the Knowledge of Seller, there are no Wells that formerly produced but are currently shut-in for sixty (60) consecutive days or more or temporarily abandoned.

(b)                                 To the Knowledge of Seller, there is no Well that is subject to penalties on allowables after the Effective Time because of overproduction.

5.19                        Environmental - Except as set forth in Schedule 5.19:

(a)                                 to the Knowledge of Seller, the Wells and Equipment are in material compliance with all applicable Environmental Laws;

(b)                                 Seller has not received, and to the Knowledge of Seller no operator of any of the Assets has received, written notice of any material civil, criminal or administrative action, hearing, proceeding, claim or lawsuit, from any Governmental Authority or any other Person under Environmental Law arising out of the ownership or operation of any of the Assets and no such proceeding, claim or lawsuit is pending or, to the Knowledge of Seller, threatened with respect to or in connection with any of the Assets.

(c)                                  to the Knowledge of Seller, all material Permits required under Environmental Law to conduct the business currently conducted with respect to the Assets as of the Closing Date are held by Seller or the operator of the Assets;

(d)                                 all such Permits held by Seller are scheduled on Schedule 5.19(d) (“Environmental Permits”);

(e)                                  Seller has not received and to the Knowledge of Seller no operator of any of the Assets has received any written notice of any action, hearing, proceeding, claim or lawsuit seeking to terminate, revoke or materially modify any such Permit;

(f)                                   to the Knowledge of Seller, there are no Pollutants present at any Interests or Wells at concentrations requiring investigative, corrective or remedial action pursuant to Environmental Laws by any Governmental Authority;

(g)                                  the transactions contemplated by this Agreement will not cause a cancellation of a material Permit or otherwise adversely affect any material Permit in any material respect;

(h)                                 to the Knowledge of Seller, Seller has not received, and no operator of any of the Assets has received, any written order with respect to any Well from any Governmental Authority requiring that such Well be plugged and abandoned that has not been plugged and abandoned;

(i)                                     to the Knowledge of Seller, all Wells that have been plugged and abandoned have been plugged and abandoned in accordance in all material respects with all applicable Environmental Laws; and

(j)                                    Seller has made available to Buyer all material environmental reports, studies, audits, sampling data, site assessments and risk assessments with respect to the Assets that are in the possession, custody or control of Seller other than, to the extent set forth on Schedule 5.19(j), those subject to a confidentiality or non-disclosure restriction (provided that, if requested by Buyer, Seller will use its commercially reasonable efforts to get a waiver of such restrictions or consent to make such disclosure).

Notwithstanding anything to the contrary contained in this Agreement, (i) all representations and warranties made or given by Seller in this Agreement with respect to environmental matters, Pollutants or compliance with Environmental Laws or Environmental Permits are solely and exclusively set forth in this Section 5.19, and all other representations and warranties made or given by Seller in this Agreement shall not be construed to include environmental matters, Pollutants or compliance with Environmental Laws or Environmental Permits and (ii) the presence or existence of NORM in or with respect to any of the Assets shall not give rise to or constitute a breach of the representations and warranties made and given by Seller in this Section 5.19.

5.20                        Audits - Except as provided on Schedule 5.20, there are no audits currently being conducted by Seller of the joint account of any Wells or under any operating agreements related to the Assets, nor are any such audits by Seller related to the Assets currently, to Seller’s Knowledge, planned.

5.21                        Permits - To the Knowledge of Seller, (a) each operator of the Assets has acquired all necessary permits from appropriate Governmental Authorities to conduct operations on the Assets it operates in material compliance with all Laws; (b) all such permits are in full force and effect and no action, claim or proceeding is pending or threatened to suspend, revoke or terminate any such permit or declare any such permit invalid; (c) such operator is in compliance with all such permits; (d) there are no violations of any such permit that would (or could with notice or lapse of time) result in the termination of such permit; and (e) the transactions contemplated by this Agreement will not adversely affect the validity of any such permit or cause a cancellation of or otherwise adversely affect such permit in any material respect.

5.22                        Marketing Arrangements - To the Knowledge of Seller, Seller presently is receiving a price for all production from (and attributable to) each Interest and Well covered by a production sales contract or marketing Contract that is computed in accordance with the terms of such contract, and Seller is not presently having deliveries of production from and attributable to such Interests or Wells curtailed substantially below such property’s delivery capacity, except for curtailments caused (a) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of Seller and which by the exercise of reasonable diligence Seller is unable to prevent or overcome, and (b) by routine maintenance requirements in the ordinary course of business.

5.23                        Bonds and Credit Support - Except as set forth on Schedule 5.23, no bonds, letters of credit or other similar credit support instruments are created and maintained by Seller with any Governmental Authority or other third party with respect to Seller’s ownership of the Assets.

5.24                        Mortgages and Other Instruments - Except as set forth on Schedule 5.24, no Seller Liens have been created by, through or under Seller or any Affiliate of Seller that burden the Assets other than Permitted Encumbrances.

5.25                        Insurance - Schedule 5.25 sets forth a true and complete list of each insurance policy, including primary and excess coverage, held for the benefit of Seller and providing coverage for or with respect to the Assets including coverage for bodily injury and property damage to third parties, products liability and completed operations coverage, in each case as in effect as of the date of this Agreement.  There is no material default with respect to any provision contained in any such policy or binder, and, to the Knowledge of Seller, Seller has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion.  There are no billed but unpaid premiums past due under any such policy or binder which would result in a cancellation of such policy or binder.  Except as set forth in Schedule 5.25:  (i) there are no outstanding claims under any such policies or binders and (ii) no notice of cancellation or non-renewal of any such policies or binders has been received.

5.26                        Payout Balances - To Seller’s Knowledge, Schedule 5.26 sets forth the status of any “payout” balance, as of the dates shown on Schedule 5.26, for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

5.27                        Imbalances – To the Knowledge of Seller, Schedule 5.27 sets forth the volume of all imbalances associated with the Assets as of the Effective Time.

5.28                        Non-Consent Operations –

(a)                                 Except as set forth on Schedule 5.28, no operations are being conducted or have been conducted with respect to the Assets as to which Seller has elected to be a non-consenting party (under the terms of the applicable operating agreement or otherwise) and with respect to which Seller has not yet recovered its full participation.

(b)                                 Seller has not taken or failed to take any action that would result in it being a non-consenting party or being subject to a non-consent penalty under the terms of the applicable operating agreement with respect to, or otherwise forfeited or relinquished its right to participate in, any Consent Well.

5.29                        Absence of Certain Changes - Except as set forth on Schedule 5.29, since the Effective Time to the Closing,

(a)                                 no material part of the Assets has been destroyed or damaged by Casualty; and

(b)                                 Seller has not failed to comply with any of the following:

(i)            use commercially reasonable efforts, in accordance with customary industry standards applicable to non-operators, to ensure that the operator operates the Assets in its ordinary course of business and in accordance with applicable industry standards, in a manner consistent with that of a reasonably prudent operator and with the terms and conditions of all applicable Contracts, laws and regulations;

(ii)           not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the use, ownership or operation of any of the Assets in any material respect;

(iii)          not terminate, amend, modify or extend any Material Contract; or

(iv)          except for those capital projects and authorizations for expenditure described on Schedule 5.12, not approve any operations or capital projects or capital expenditures with respect to the Assets or any part thereof contemplated by an authority for expenditure which is estimated therein to cost the owner of the Assets, on a net basis, more than One Hundred Thousand Dollars ($100,000) per activity or series of related activities (excepting, in each case, emergency operations necessary to avoid a material monetary penalty or forfeiture of any applicable Lease or Contract), without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE 6

6.                                      BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

6.1                               Information - Buyer represents that it is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties and has performed due diligence on the Assets and performed all tasks involved in evaluating the Assets Buyer deems necessary to enter into this Agreement, to Buyer’s complete satisfaction.  SUBJECT TO THE OTHER TERMS OF THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT ON THE CLOSING DATE, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.”  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND IN THE CONVEYANCES, INCLUDING THE SPECIAL WARRANTY OF TITLE PROVIDED IN THE CONVEYANCES, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ASSETS OR AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITHOUT LIMITATION ANY INTERNAL APPRAISALS AND/OR

INTERPRETIVE DATA OF SELLER.  Buyer acknowledges and affirms that it has relied and will rely solely upon Seller’s representations, warranties and covenants in this Agreement and in the Conveyances and on its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves associated with the Assets.

6.2                               Knowledge and Experience - Buyer (i) is engaged in the business of owning and/or exploring for and/or producing oil and gas or other minerals as an ongoing business and (ii) is purchasing the Assets for its own account for investment purposes and not with the intent to resell the Assets in violation of any federal or state securities Laws.  Buyer is an experienced and knowledgeable investor in oil and gas properties, has the financial and business expertise to evaluate the merits and risks of the transactions covered by this Agreement and has relied solely on the basis of its own independent investigation of the Assets and the terms of this Agreement for purposes of evaluating the merits and risks of the transactions covered by this Agreement.  In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets.  Buyer acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

6.3                               No Other Representations or Warranties - Buyer acknowledges that, except as otherwise set forth in this Agreement and in the Conveyances, Seller has not made any representation, warranty or covenant, express or implied, at common law, by statute or otherwise, relating to the Assets or the condition of the Assets, including, without limitation, any express or implied warranty of merchantability, of fitness for a particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures or structures conveyed pursuant to this Agreement.

6.4                               Formation, Good Standing and Authority - Buyer is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Buyer is qualified or licensed to do business in each jurisdiction that requires such qualification or license based on the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business.  The execution and delivery of this Agreement by Buyer and all agreements and documents contemplated hereby to be executed by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by Buyer and no other actions on the part of Buyer are required to authorize this Agreement and the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by Buyer and all agreements and documents contemplated hereby to be executed by Buyer do not, and the performance of Buyer’s obligations hereunder and thereunder will not, (i) violate, or be in conflict with, any provision of Buyer’s governing documents and (ii) materially violate, or be in conflict in any material respect with, any provision of any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to Buyer.  This Agreement, and all documents and instruments contemplated hereby to be executed by Buyer, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, enforceable against Buyer in accordance with their respective terms, subject to all applicable bankruptcy and other similar Laws of general application with respect to creditors.

6.5                               Liability for Broker’s Fees - Buyer has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transaction contemplated hereby for which Seller shall have any responsibility whatsoever.

6.6                               Financial Resources - Buyer has available to it all funds necessary to pay the Base Purchase Price and any other amounts contemplated by this Agreement.

6.7                               Bankruptcy - There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Buyer, threatened against Buyer.

6.8                               Consents - No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

ARTICLE 7

7.                                      ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY

7.1                               Acceptance of Environmental Condition - SUBJECT TO BUYER’S RIGHT TO INDEMNIFICATION UNDER SECTION 13.4(i) FOR BREACHES OF SECTION 5.19, UPON CLOSING, BUYER AGREES TO (a) ACCEPT THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, COSTS TO CLEAN UP OR REMEDIATE OR COMPLY WITH ENVIRONMENTAL LAWS; (b) RELEASE SELLER GROUP FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR; AND (c) AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER GROUP FROM ANY AND ALL CLAIMS OR LIABILITIES IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OR COMPLIANCE OF THE ASSETS OR BUYER’S OR ANY PRIOR OWNER OR OPERATOR’S OR ANY OTHER PARTIES FAILURE TO PROPERLY REMEDIATE OR ADDRESS THE CONDITION WITH RESPECT TO THE ASSETS (INCLUDING CLAIMS RESULTING FROM SELLER GROUP’S

OWN NEGLIGENCE, BUT EXCLUDING CLAIMS RESULTING FROM SELLER GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR LIABILITIES OF SELLER, OR FOR WHICH SELLER WOULD OTHERWISE BE LIABLE TO BEAR AS OWNER OF THE ASSETS, RESULTING FROM FINES OR PENALTIES IMPOSED BY ANY GOVERNMENTAL AUTHORITIES WITH RESPECT TO VIOLATIONS OF ENVIRONMENTAL LAWS OCCURRING PRIOR TO CLOSING WITH RESPECT TO THE ASSETS). BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF HYDROCARBONS, AND EXCEPT TO THE EXTENT BUYER IS ENTITLED TO INDEMNIFICATION UNDER SECTION 13.4(i) FOR BREACHES OF SECTION 5.19, AT CLOSING, THE ASSETS WILL BE ACQUIRED IN THEIR “AS IS, WHERE IS” ENVIRONMENTAL CONDITION.  AS OF CLOSING, BUYER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE.

7.2                               NORM - Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Interests.  Equipment and sites included in the Assets may contain NORM.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM; and NORM containing material may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets.  Special procedures may be required for the remediation, removal, transportation or disposal of NORM from the Assets.  From and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of NORM from the Assets, whether present before, on or after the Effective Time, in a safe and prudent manner and in accordance with all applicable Environmental Laws.

7.3                               Environmental Indemnities - FROM AND AFTER CLOSING, SUBJECT TO BUYER’S RIGHT TO INDEMNIFICATION UNDER SECTION 13.4(i) WITH RESPECT TO A BREACH BY SELLER OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5.19 AND BUYER’S RIGHT TO INDEMNIFICATION UNDER SECTION 13.4(vii) FOR THOSE EXCLUDED OBLIGATIONS COVERED BY CLAUSE (a) OF THE DEFINITION THEREOF, BUYER SHALL INDEMNIFY, DEFEND, RELEASE AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS IN FAVOR OF ANY THIRD PARTY OR ENTITY FOR INJURY, ILLNESS OR DEATH OF ANY PERSON(S) OR DAMAGE, LOSS, POLLUTION OR CONTAMINATION OF ANY REAL OR PERSONAL PROPERTY, GROUNDWATER OR THE ENVIRONMENT ATTRIBUTABLE TO THE ENVIRONMENTAL CONDITION OF THE ASSETS ARISING

UNDER ENVIRONMENTAL LAWS OR ENVIRONMENTAL PERMITS (INCLUDING CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OWNERSHIP, OPERATION, CONDITION (WHETHER LATENT OR PATENT), MAINTENANCE OR ABANDONMENT OF ANY OF THE ASSETS AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE (BUT EXCLUDING CLAIMS RESULTING FROM SELLER GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR LIABILITIES OF SELLER, OR FOR WHICH SELLER WOULD OTHERWISE BE LIABLE TO BEAR AS OWNER OF THE ASSETS, RESULTING FROM FINES OR PENALTIES IMPOSED BY ANY GOVERNMENTAL AUTHORITIES WITH RESPECT TO VIOLATIONS OF ENVIRONMENTAL LAWS OCCURRING PRIOR TO CLOSING WITH RESPECT TO THE ASSETS)), OR STRICT LIABILITY OF SELLER GROUP, ANY PRIOR OWNER OR OPERATOR OR ANY OTHER THIRD PARTY, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS OR INACTIONS ARISING, OCCURRING OR ACCRUING PRIOR TO, ON OR AFTER THE EFFECTIVE TIME).  Buyer and Seller shall treat all information regarding any environmental conditions as to the Assets as confidential and shall not make any contact with any Governmental Authority or third Person regarding same without written consent from the other Party, which shall not be unreasonably withheld, unless so required by applicable Law; provided, however, that Buyer’s obligation to treat such information as confidential shall terminate fifteen (15) months after the Closing with respect to those Assets acquired by Buyer pursuant to this Agreement.

ARTICLE 8

8.                                      SAMSON LEASES

8.1                               Existing Mortgages - Reference is hereby made to that certain (a) Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated December 21, 2011, recorded January 20, 2012 as Document No. 262000, from Samson Resources Company, as Mortgagor, to JPMorgan Chase Bank, N.A., as Mortgagee and (b) Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement (Second Lien), dated December 21, 2011, recorded January 22, 2013 as Document No. 268786, from Samson Resources Company, as Mortgagor, to Bank of America, N.A., as Mortgagee, (c) Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated September 28, 2012, recorded as Document No. 266865, from Samson Resources Company to JPMorgan Chase Bank, N.A., as Collateral Agent, for its benefit and the benefit of Other Secured Persons and (d) Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement (Second Lien) dated December 21, 2012, recorded as Document No. 268786, from Samson Resources Company, as Mortgagor, to Bank of America, N.A., as Second Priority Collateral Agent (collectively, the “Existing Mortgages”).  Reference is also hereby made to those Leases described on Schedule 8 (the “Samson Leases”).

8.2                               Further Assurances - Because each of (a) the Samson Leases described in items 2 through 4 of Schedule 8 may be, as of the date hereof, subject to the liens created under the Existing Mortgages described in clauses (c) and (d) of Section 8.1, (b) the Samson Lease described in item 1 of Schedule 8 may be, as of the date hereof, subject to the liens created under the Existing Mortgages described in clauses (a) and (b) of Section 8.1 and (c) the Samson Leases described in items 5, 6 and 7 of Schedule 8 may be, as of the date hereof, subject to the liens created under the Existing Mortgages described in clause (a) of Section 8.1, Seller in each case shall, at its sole cost and expense, either (a) obtain a release of such liens with respect to each such Samson Lease as soon as reasonably practicable and shall deliver to Buyer a fully-executed and acknowledged copy thereof promptly after obtaining the same or (b) deliver evidence reasonably satisfactory to Buyer that such Existing Mortgages do not encumber such Samson Lease.

8.3                               Indemnity - Notwithstanding any provision to the contrary contained herein, until such time that Seller obtains a release or delivers evidence as provided in clauses (a) or (b) of Section 8.2 with respect to a Samson Lease, Seller shall defend, indemnify, release and hold harmless Buyer Group from and against any and all Claims in favor of any Person arising from or relating to the liens encumbering any Samson Lease created under the Existing Mortgages; provided, however, that Seller’s aggregate liability for indemnification under this Article 8 with respect to each such Samson Lease shall not exceed the Allocated Value for such Samson Lease as stipulated in Schedule 8.  Buyer and Seller acknowledge and agree that the indemnification provisions of this Article 8 are the sole and exclusive remedy for any Claims arising from or relating to (a) the failure to obtain a release of the liens encumbering the Samson Leases which were created under each of the Existing Mortgages or (b) any breach by Seller of its obligations under Section 8.2.

ARTICLE 9

9.                                      SETTLEMENT STATEMENT; CLOSING

9.1                               Closing Settlement Statement - Seller has provided Buyer with a closing settlement statement covering all adjustments, without duplication, to the Base Purchase Price to be made at Closing under this Agreement, and any other amounts that the Parties mutually agree in writing (the “Closing Settlement Statement”).

9.2                               Closing Date and Place - The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller at 777 Post Oak

Boulevard, Suite 650, Houston, Texas 77056 and be held on the date of this Agreement (the “Closing Date”).

9.3                               Closing Activities - The following actions shall take place at Closing:

9.3.1                                 Conveyances  - Seller and Buyer shall execute, acknowledge and deliver each of the Conveyances (substantially in the form set forth as Exhibit “D” and Exhibit “D-1”, in sufficient counterparts for recording in all applicable counties) to be filed in each respective county where the Assets are located, assigning and conveying the Assets to Buyer, as well as applicable governmental assignment forms.

9.3.2                                 Oneok Assignment and Assumption Agreement  - Seller and Buyer shall execute and deliver to each other the Oneok Assignment and Assumption Agreement.

9.3.3                                 Payment - Buyer shall deliver the Base Purchase Price in accordance with Section 3.1.2.

9.3.4                                 Possession - Seller shall deliver to Buyer exclusive possession of the Assets.

9.3.5                                 Letters-in-Lieu  - Seller and Buyer shall prepare and execute the Letters-in-Lieu of Transfer Orders provided for in Section 12.3, and Seller shall deliver to Buyer its executed Letters-in-Lieu of Transfer Orders.

9.3.6                                 Release of Mortgages, Deeds of Trusts, Liens, Encumbrances and Financing Statements - Seller shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements, if any, placed by (or caused to be placed by) Seller upon and encumbering Seller’s interest in the Assets, which in each case secure indebtedness for money borrowed by Seller or any of its Affiliates.

9.3.7                                 FIRPTA Certificate - Seller shall deliver to Buyer a properly executed certification of non-foreign status in form reasonably acceptable to Buyer as prescribed by Treasury Regulation Section 1.1445-2(b) with respect to Seller.

9.3.8                                 Additional Documents - Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 10

10.                              POST-CLOSING OBLIGATIONS

Seller and Buyer agree to the following post-Closing obligations:

10.1                        Recordation and Filing of Documents - After the Closing, Buyer shall, at its sole cost and expense, file or record the Conveyances in the appropriate county and governmental records.  Buyer shall, at its sole cost and expense, provide a copy of same, including recording date, to Seller promptly after filing or recording the same.

10.2                        Records - Within fifteen (15) Business Days after the Closing, Seller shall deliver Buyer the Records.  All reasonable out-of-pocket costs associated with delivering the Records shall be borne solely by Buyer.  To the extent Seller reasonably believes the Records may be needed or useful in connection with federal, state or local regulatory or Tax matters or resolution of disputes, litigation or contract compliance issues, Buyer (for a period of seven (7) years after the Closing) shall further make available to Seller Group (at the location of such Records in Buyer’s organization) access to the Records during normal business hours, upon not less than two (2) Business Days prior written request by Seller Group, and Seller Group shall have the right to copy at its own expense and retain such copies of the Records; provided that if Buyer at any time prior to the expiration of such seven (7) year period wishes to destroy (or permit to be destroyed) such Records, Buyer shall first give thirty (30) days prior written notice to Seller and Seller shall have the right at its option and expense, upon written notice to Buyer during such thirty (30) day period, to take possession of such Records with thirty (30) days after the date of such notice and, in any event, Buyer’s obligations under this Section 10.2 shall terminate after such time.

10.3                        Post-Closing Statement - Seller shall deliver to Buyer a post-closing statement covering adjustments, without duplication, to the Base Purchase Price that were not included (or were estimated) in the Closing Settlement Statement (or have otherwise been finally determined or trued-up) (the “Post-Closing Statement”) within one hundred twenty (120) days after Closing, including supporting documentation.  Buyer may respond with objections and proposed corrections within thirty (30) days after receipt of the Post-Closing Statement.  If Buyer does not respond with objections and/or proposed corrections (together with supporting documentation therefor) to the Post-Closing Statement in writing within thirty (30) days after receipt of the Post-Closing Statement, said Post-Closing Statement shall be deemed approved by Buyer.  In the event that Buyer does so respond within this time period, the Parties shall meet within fifteen (15) days following receipt of Buyer’s objections and/or proposed corrections and supporting documentation and attempt to in good faith resolve the disputed items.  If the Parties are unable to resolve the disputed items by the end of such fifteen-day period, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 15.3.  After approval by Seller and Buyer (or after final resolution of the same under Section 15.3), the net adjustment due pursuant to the Post-Closing Statement for the Assets conveyed shall be summarized and a net check or invoice shall be sent to Buyer or Seller, as the case may be.  Buyer or Seller, as the case may be, agrees to pay such invoice within ten (10) days after receipt.

10.4                        Suspense Amounts - As set forth and itemized on Schedule 10.4, with respect to oil and gas heretofore produced from and attributable to the Assets, Seller currently maintains records of monies withheld by operators for the benefit of and payable to Seller (the “Suspense Amounts”).  Schedule 10.4 further sets forth reasonable detail indicating whether such Suspense Amounts are attributable to the Assets for (and the amounts allocable to) periods prior to the Effective Time and from and after the Effective Time.  As between Buyer and Seller, (i) all Suspense Amounts being held by third party operators and attributable to the Assets prior to the Effective Time shall be for the account of Seller and (ii) all Suspense Amounts being held by third party operators and attributable to the Assets from and after the Effective Time shall be for the account of Buyer.  If Buyer receives after the Closing Date any Suspense Amounts attributable to the Assets prior to the Effective Time, then Buyer shall promptly forward the same to Seller after receipt thereof.

10.5                        Consent Wells -  For a period of sixty (60) days from and after Closing, Seller shall (a) in a reasonably prompt manner forward to Buyer any authorization for expenditure or other proposal received by Seller after Closing relating to any of the Assets (including without limitation the Consent Wells) and (b) cooperate with Buyer in all reasonable respects with respect to making elections to consent to and elect (or decline) to participate in each of the operations contemplated by any authorization for expenditure or proposal received by Seller related to the Assets (whether received prior to or following Closing), provided that Seller shall not be obligated to incur any cost or expense in connection therewith and provided, further, that Buyer shall be solely responsible for payment of any amounts set forth in any such authorization for expenditure or proposal and shall deliver to the appropriate party any such amounts required to be paid in connection with such election.

10.6                        Further Assurances - Buyer and Seller further agree that each shall, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer or otherwise to implement the transaction contemplated herein.

ARTICLE 11

11.                               TAXES

11.1                        Property Taxes - Seller shall be responsible for all ad valorem Taxes and real or personal property Taxes imposed on the Assets (“Property Taxes”) for any Tax period (or portion thereof) prior to the Effective Time, and Buyer shall be responsible for all such Property Taxes for any Tax period (or portion thereof) that begins on or after the Effective Time.  With respect to the 2014 Tax period in which the Effective Time occurs (the “Current Tax Period”), such Property Taxes shall be apportioned between Seller and Buyer as of the Effective Time based on the Current Tax Period’s assessed value at the most current Tax rate.  The apportionment method shall be an allocation based on the number of days the Assets were owned.  The amount apportioned to the Seller shall be the number of days the Assets were owned from January 1, 2014 to the day prior to the Effective Time.  The amount apportioned to the Buyer shall be the number of days the Assets were owned from the Effective Time to December 31, 2014.  Seller shall reimburse Buyer at Closing or in connection with any post-closing settlement provided for herein the amount of any Property Taxes allocated to Seller pursuant to this Section 11.1 that are paid or are to be paid by Buyer.  Buyer shall file the Tax Return (unless previously filed by Seller) with respect to the Current Tax Period and shall pay any Property Taxes shown due with respect thereto, subject to Buyer’s right to reimbursement for the portion allocable to Seller pursuant to this Section 11.1.  Buyer shall reimburse Seller at Closing or in connection with any post-closing settlement provided for herein the amount of any Property Taxes allocated to Buyer pursuant to this Section 11.1 that are paid or to be paid by Seller. If the Property Taxes pursuant to the preceding provisions of this Section 11.1 (the “Estimated Property Taxes”) are different than the actual Property Taxes for the Current Tax Period, Buyer and Seller agree to co-operate in good faith and readjust the amount of Property Taxes for which Buyer and Seller are liable under this Section 11.1 by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be, in order to true-up the Estimated Property Taxes with the actual Property Taxes that are owed for the Current Tax Period.  In the event any Property Taxes attributable to the Assets and to periods ending on or after the Effective Time become due and payable prior to the Closing Date, Seller shall timely pay and satisfy such Property Taxes, and Buyer shall reimburse Seller at Closing for such Taxes.

11.2                        Production Taxes - All production, severance or excise Taxes imposed on or with respect to the production of oil, natural gas, or other Hydrocarbons or minerals, or the receipt of proceeds therefrom, attributable to the Assets (“Production Taxes”), shall be apportioned between the Parties based upon the respective share of production taken by the Parties.  Payment or withholding of all such Production Taxes that have accrued prior to the Effective Time and the filing of all statements, returns and documents pertinent thereto that are due prior to Closing shall be the responsibility of Seller.  From and after Closing, payment or withholding of all such Production Taxes that have accrued from and after the Effective Time that are due after Closing and the filing of all statements, returns and documents incident thereto that are due after Closing shall be the responsibility of Buyer.  In the event any such Production Taxes attributable to periods ending on or after the Effective Time become due and payable prior to Closing, Seller shall timely pay and satisfy such Taxes, and Buyer shall reimburse Seller at Closing for such Taxes.

11.3                        Other Taxes - Buyer shall pay and be responsible for all transfer tax, sales tax, use tax, gross receipts tax, business license tax, purchase tax, value added tax, excise tax, intangible tax, stamp tax or similar Tax attributable to the transfer of the Assets to Buyer contemplated by this Agreement (“Transfer Taxes”).  The Transfer Tax paid shall be based upon the Allocated Values as provided in

Exhibit “C”.  Any Tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor.  Any documentary stamp tax which may be due shall be paid by Buyer. Seller and Buyer shall reasonably cooperate to mitigate, reduce or eliminate any Taxes referred to in this Section 11.3 and use reasonable efforts to obtain any certificate or other documents from any Governmental Authority as may be possible to mitigate, reduce or eliminate such Taxes.  Buyer and Seller agree to provide each other with any resale or other exemption certificate necessary to document applicable exemptions.  Except as otherwise set forth in this Agreement, the Taxes (other than Seller Taxes), if any, for any taxable period or portion thereof ending immediately prior to the date of the Effective Time shall be allocated to the Seller and the Taxes (other than Seller Taxes) for any taxable period or portion thereof beginning on or after the date of the Effective Time shall be allocated to Buyer.

11.4                        Cooperation - Buyer and Seller shall cooperate to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns with respect to the Assets (other than with respect to income and franchise Taxes) and any audit, litigation or other proceeding with respect to such Taxes imposed on or with respect to the Assets for any period including the Closing Date or any period ending on or prior to the Closing Date.  To the extent that the Parties are unable to resolve issues which require the Parties to “reasonably cooperate” or to “co-operate in good faith” under this Article 11, such issues shall be resolved by the Accounting Firm under the principles described in Section 15.3.

11.5                        Tax Refunds - If Buyer receives a Seller Tax Refund (including by way of offset against Taxes payable by Buyer), Buyer shall promptly pay the amount of such Seller Tax Refund to Seller (and interest received from the Governmental Authority with respect to such refund).

ARTICLE 12

12.                               OWNERSHIP OF ASSETS

12.1                        Distribution of Production - All Hydrocarbons produced from the Interests or the Wells and in storage above the pipeline connection (less tank bottoms) or gas beyond the meters at the Effective Time shall be credited to Seller, less applicable royalties and Production Taxes paid or payable by Buyer or paid out of the proceeds of such production, and shall be an upward adjustment to the Base Purchase Price to the extent proceeds related thereto have not previously been received by Seller.  All Hydrocarbons produced from the Interests or the Wells from and after the Effective Time shall be owned by Buyer except to the extent the Base Purchase Price has been adjusted pursuant to Section 3.2(b)(ii) or Section 10.3 for any proceeds received by Seller for such Hydrocarbons.  The Parties shall use the applicable operator’s gauging of the Hydrocarbons in storage and reading of all gas meters as of the Effective Time.  To the extent that, after

Closing, Seller receives payment for (i) such Hydrocarbons in storage above the pipeline connection or gas beyond the meters and the Base Purchase Price has been adjusted pursuant to Section 3.2(a)(iv) or Section 10.3 for such proceeds or (ii) Hydrocarbons produced from the Interests or the Wells from and after the Effective Time and the Purchase Price has not been adjusted pursuant to Section 3.2(b)(ii) or Section 10.3 for such proceeds, Seller shall deliver such proceeds (less applicable royalties and Production Taxes paid or payable by Seller or paid out of the proceeds of such production) to Buyer promptly upon Seller’s receipt thereof.  As part of the Closing Settlement Statement, the price for Hydrocarbons produced from the Interests or the Wells and in storage or beyond the meters attributable to pre-Effective Time production for which Seller has not received proceeds therefor shall be at the price to be paid to Seller under the applicable Contract at the time of such sale.  Title to all Hydrocarbons produced from the Interests or the Wells and in storage or beyond the meters shall pass to Buyer as of the Effective Time.

12.2                        Proration of Income and Expenses - Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the Assets for all periods of time prior to the Effective Time shall belong to Seller, and all proceeds, receipts, credits, and income attributable to the Assets for all periods of time from and after the Effective Time shall belong to Buyer.  Except as otherwise provided in this Agreement (and except as accounted for as a decrease to the Base Purchase Price pursuant to Section 3.2 or Section 10.3), all Operating Expenses attributable to the Assets for periods of time prior to the Effective Time shall be the obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same.  Except as otherwise provided in this Agreement (and except as accounted for as an increase to the Base Purchase Price pursuant to Section 3.2 or Section 10.3), all Operating Expenses attributable to the Assets for periods of time from and after the Effective Time shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller Group, promptly reimburse Seller for and hold Seller Group harmless from and against same, provided, however, for the avoidance of doubt, that income, franchise, and similar Taxes of Seller shall not be borne by Buyer.  If a Party receives after the Closing Date any bills or accounts or any reimbursement in relation to Operating Expenses for which the other Party is responsible under this Section 12.2, then the receiving Party shall promptly forward the same to the responsible Party (for payment, in the case of any such bills or accounts).  If a Party receives after the Closing Date any bill, account or reimbursement in relation to Operating Expenses for which each Party is responsible for in part under this Section 12.2, the receiving Party shall promptly forward a copy of the same to the other Party, but each Party shall be required to pay only such portion of any bill or account for which it is responsible in accordance with this Section 12.2.

12.3                        Notice to Remitters of Proceeds - Buyer shall be responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time.  The remitter shall be informed by Seller and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter may require after the Closing.  If any purchasers of production or other remitters make payments to Seller for revenues accrued from and after the Effective Time, Seller shall remit such payment to Buyer as soon as reasonably practicable.

12.4                        Imbalances - Schedule 12.4 lists all gas imbalance volumes as of the Effective Time, as derived from the imbalance statement from the operator of each Well as of such time, and the aggregate net volume of overproduction or underproduction, as applicable, with respect to the Assets.  The Base Purchase Price shall be adjusted, upward or downward as appropriate, to reflect the value of the difference between the aggregate net volume of overproduction and underproduction associated with the Assets as of the Effective Time (the “Assumed Imbalances”).  The value of said difference between the aggregate net volume (less royalties) of overproduction or underproduction, as applicable, shall be the product obtained by multiplying $2.00 by the volume of such difference in Mcfs.  Without limiting Buyer’s rights under this Section 12.4 to receive a downward adjustment to the Base Purchase Price on account of overproduction and subject to the representation and warranty set forth in Section 5.27, from and after Closing, Buyer shall be solely responsible for any liability and solely entitled to any benefit from production imbalances relating to the Assets, whether occurring on, before or after the Effective Time.

12.5                        Pipeline and Other Non-Wellhead Imbalances - To the extent there exists any imbalances attributable to Hydrocarbons produced from the Assets as of the Effective Time with respect to any gas pipeline, storage or processing facility (the “Pipeline Imbalances”), the Base Purchase Price shall be adjusted upward or downward, as appropriate, to reflect the value of said Pipeline Imbalance.  The value of said Pipeline Imbalance shall be calculated by summing the product(s) obtained by multiplying the volume of each net over-position or under-position, as the case may be, measured in the same manner as it is measured by the pipeline, storage or processing facility, as applicable, by the value at which the Pipeline Imbalance was either cashed out, made up or sold, or, if otherwise undeterminable, using existing fair market value of, or price for, said Hydrocarbons.  Without limiting Buyer’s rights under this Section 12.5 to receive a downward adjustment to the Base Purchase Price on account of overproduction and subject to the representation and warranty set forth in Section 5.27, from and after Closing, Buyer shall be solely responsible for any liability and solely entitled to any benefit from Pipeline Imbalances from and after the Effective Time; provided, however, that Buyer shall not be liable for any penalties or surcharges payable to the pipeline transport for periods prior to the Effective Time.  If the Pipeline Imbalance cannot be determined by Closing or if the pipeline storage or processing facility makes any adjustments attributable to pre-Effective Time periods subsequent to Closing but prior to the Post-Closing Statement, then the value adjustment associated with any imbalance will be made in connection with the Post-Closing Statement.

ARTICLE 13

13.                               ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION

13.1                        Definitions - For purposes of this Article 13 and all other provisions of this Agreement which contain an indemnification provision, (a) the term “Buyer Group” shall be deemed to include Buyer and its Affiliates, all successors, heirs and assigns of Buyer and its Affiliates, and the officers, directors, members, managers, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing and (b) the term “Seller Group” shall be deemed to include Seller and its Affiliates, all successors, heirs and assigns of Seller and its Affiliates, and the officers, directors, members, managers, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.

13.2                        Buyer’s Assumption of Obligations

13.2.1                          Assumed Obligations - Subject to Seller’s indemnification provisions of Section 13.4, Buyer hereby assumes and agrees to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged):

(a)                                 all of the obligations, liabilities and Claims of or against Seller, known or unknown, with respect to the Assets, but only insofar as the same arise on, or after, and are attributable to actions, occurrences and operations conducted from and after, the Effective Time, including, but not limited to:

(i)                                  the payment and/or performance of all leasehold and equipment rentals and release payments, royalties, excess royalties, in-lieu royalties, overriding royalty interests, production payments, net profit obligations, carried working interests and any other matters with which the Assets may be burdened, insofar as the same are attributable to the periods from and after the Effective Time;

(ii)                               all Taxes imposed on or associated with the Assets attributable to periods (or portions thereof) beginning on or after the Effective Time, other than Seller Taxes;

(iii)                            Claims for damages to or property owned by a third party or for personal injury, illness, bodily injury, or death of any person arising from and after (or otherwise attributable to actions, occurrences or operations conducted after) the Effective Time;

(iv)                           any other Claims arising, directly or indirectly from, or incident to, the use, occupation, operation (including but not limited to royalty and accounting Claims or production or pipeline imbalances) or maintenance of any of the Assets arising or occurring from and after the Effective Time; and

(b)                                 all of those liabilities and obligations described in Section 13.2.2 (and, for purposes of clarity, the obligations and liabilities assumed pursuant to any other clause set forth in this Section 13.2.1 shall not include any liabilities or obligations relating to environmental matters, which are addressed solely in Section 13.2.2);

(c)                                  all Transfer Taxes; and

(d)                                 following the expiration of Seller’s indemnity obligations as set forth in Section 13.5, any and all (i) duties and obligations or Claims contemplated under Section 13.4(iv) and (ii) Liabilities for personal injury or death on, associated with or appurtenant to the Assets, in each case whether arising before, on or after Closing;

(collectively (a), (b), (c) and (d) shall be referred to as the “Assumed Obligations”).

13.2.2                          Environmental Assumed Obligations — Subject to Seller’s indemnification provisions of Section 13.4(i) as to Buyer’s right to indemnification for breaches of Section 5.19 and, to the extent covered by clause (a) of the definition of Excluded Obligations, Buyer’s right to indemnification under Section 13.4(vii):

(i)                                  THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO FULFILL, PERFORM, PAY AND DISCHARGE ANY AND ALL OBLIGATIONS, LIABILITIES AND CLAIMS INCURRED FROM AND AFTER THE EFFECTIVE TIME AND ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES AND PLATFORMS, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR RELATED TO, THE ASSETS.

(ii)                               THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO FULFILL, PERFORM, PAY AND DISCHARGE ANY AND ALL OBLIGATIONS, LIABILITIES AND CLAIMS ARISING OUT OF ENVIRONMENTAL LAWS OR ENVIRONMENTAL PERMITS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE

DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS OR POLLUTANTS INTO THE ENVIRONMENT, BUT SPECIFICALLY EXCLUDING CLAIMS RESULTING FROM SELLER GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR LIABILITIES OF SELLER, OR FOR WHICH SELLER WOULD OTHERWISE BE LIABLE TO BEAR AS OWNER OF THE ASSETS, RESULTING FROM ANY FINES OR PENALTIES IMPOSED BY ANY GOVERNMENTAL AUTHORITIES WITH RESPECT TO VIOLATIONS OF ENVIRONMENTAL LAWS OCCURRING PRIOR TO CLOSING WITH RESPECT TO THE OWNERSHIP OR OPERATION OF THE ASSETS), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS, LIABILITIES OR CLAIMS AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME.  BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, HYDROCARBONS OR POLLUTANTS, SUBJECT, HOWEVER TO BUYER’S RIGHT OF INDEMNITY UNDER SECTION 13.4(i) FOR BREACHES OF SECTION 5.19.

13.2.3                          Full Understanding - Buyer covenants and agrees that it shall not attempt to avoid the effect of the indemnification made by it above by later arguing that at the time of the indemnification it did not fully appreciate the extent of any such obligations, liabilities or Claims.

13.3                        Buyer’s General Indemnity - Buyer shall, upon Closing, defend, indemnify, release and hold harmless Seller Group from and against any and all Claims in favor of any Person arising from or relating to:

(i)                                  Buyer’s breach of any of its representations and warranties in this Agreement;

(ii)                               Buyer’s breach of any of its covenants in and under this Agreement;

(iii)                            any Operating Expenses or other Liabilities to the extent accounted for as a decrease to the Base Purchase Price in accordance with Section 3.2 or Section 10.3; and

(iv)                           the Assumed Obligations,

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF SELLER GROUP, BUYER OR

THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT OR CONCURRENT, EXCLUDING ANY SUCH CLAIMS TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER GROUP.

13.4                        Seller’s General Indemnity - Seller shall, upon Closing, defend, indemnify, release and hold harmless Buyer Group from and against any and all Claims in favor of any Person arising from or related to:

(i)                                  Seller’s breach of any of its representations and warranties in this Agreement;

(ii)                               subject to the provisions of Article 7 and Section 13.2.2, Seller’s breach of any of its covenants in and under this Agreement;

(iii)                            subject to the provisions of Article 7, Section 13.2.2 and Section 13.3(iii), any and all duties and obligations of Seller, express or implied, with respect to the Assets or the use, ownership, operation or disposition of the Assets arising before (and to the extent attributable to) periods before the Effective Time under any theory of liability, including, without limitation, by virtue of the Leases and, to the extent included in the Assets, Easements and Contracts and/or any permit, applicable statute, rule, regulation or order of any Governmental Authority;

(iv)                           subject to the provisions of Article 7, Section 13.2.2 and Section 13.3(iii), any Claims for damage to or property owned by a third party to the extent attributable to the period before the Effective Time;

(v)                              subject to the provisions of Article 7, Section 13.2.2 and Section 13.3(iii), any other Claims arising directly or indirectly from, or incident to, the use, occupation, operation (including, but not limited to accounting Claims) or maintenance of any of the Assets, to the extent attributable to the period before the Effective Time;

(vi)                           subject to the provisions of Section 13.3(iii), the failure of Seller to properly pay when due any Operating Expenses, including without limitation its own working interest payments, attributable to periods prior to the Effective Time with respect to the ownership or operation of the Assets; and

(vii)                        any Claims arising directly or indirectly from the Excluded Obligations;

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS, DUTIES, OBLIGATIONS OR LIABILITIES MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF BUYER GROUP, SELLER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT OR CONCURRENT, EXCLUDING ANY SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER GROUP.

13.5                        Survival of Representations, Warranties and Covenants —

(a)                                 The representations and warranties made by Seller in this Agreement to Buyer (other than the Fundamental Representations) shall survive the Closing and remain in full force and effect for fifteen (15) months following the Closing Date.  The Fundamental Representations and the representations and warranties made by Buyer in this Agreement to Seller shall survive the Closing until the expiration of the applicable statute of limitations plus thirty (30) days.

(b)                                 Subject to Section 13.5(c), the covenants and agreements made by Seller or Buyer in this Agreement (i) that are required to be performed on or before the Closing Date shall terminate sixty (60) days after the Closing, (ii) that are required to be performed within a specified period of time after the Closing Date shall survive for a period ending sixty (60) days after the time period during which such covenant or agreement is to be performed and (iii) that are required to be performed within an unspecified period of time after the Closing Date shall survive without limitation, subject however to applicable statutes of limitation.

(c)                                  The indemnifications set forth in (i) Section 13.3 and Section 13.4 shall terminate as of the termination date of each respective representation and warranty that is subject to indemnification thereunder and (ii) Section 13.4(iv) shall terminate fifteen (15) months after the Closing Date, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before the termination date in which case such indemnification obligation shall survive until the final resolution of such claim.

13.6                        Limitation on Indemnification-

(a)                                 Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to indemnify Buyer pursuant to Section 13.4(i) (excluding Seller’s liability for indemnification under Section 13.4(i) for breaches of the Fundamental Representations) unless, and then only to the extent that, (i) any individual claim exceeds Ten Thousand Dollars ($10,000) and (ii) the aggregate losses to which Buyer would be entitled to indemnification under Section 13.4(i) (but for the provision of this

Section 13.6) exceed a deductible equal to Three Hundred Fifty-Two Thousand Five Hundred Dollars ($352,500).

(b)                                 Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability for indemnification under Section 13.4(i) above shall not exceed Three Million Five Hundred Twenty-Five Thousand Dollars ($3,525,000), except for Seller’s liability for indemnification under Section 13.4(i) for breaches of the Fundamental Representations. Nothing in this Article 13 shall limit or otherwise modify the liability of Seller for breach of the special warranty of title set forth in the Conveyances.

(c)                                  Notwithstanding anything to the contrary contained herein, in no event shall Seller have any obligation to indemnify under this Agreement in respect of any Claims arising from any Tax matter in respect of any Tax period (or portion thereof) beginning on or after the Effective Time; provided, however, that this clause (c) shall not apply to Seller Taxes or any claims arising from any breach of Sections 5.5(vii) or 5.5(viii).

(d)                                 For the purposes of determining the failure of any representation or warranty to be true and correct, the breach of any covenant or agreement, and calculating damages hereunder, any “materiality”, or “material” qualifications in such representation, warranty, covenant or agreement shall be disregarded.

(e)                                  Notwithstanding anything to the contrary contained herein, with respect to any matter which results in a breach by Seller of its representations and warranties set forth in Section 5.6(f), Buyer shall be entitled to seek indemnification from Seller for such matter pursuant to Section 13.4, but shall not be entitled to be indemnified by Seller as a result of such matter under more than one clause of Section 13.4.

13.7                        Further Limitation on Indemnification - Neither Party shall have any obligation under Article 13 with respect to any amount which has already been taken into account and applied to or against the Base Purchase Price in the Closing Settlement Statement or the Post-Closing Statement, provided such Party has paid all amounts due pursuant to this Agreement.

13.8                        Indemnification Procedures

13.8.1                          General - All Claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 13.8.  Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

13.8.2                          Claim Notice - In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of the Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”).  To the extent any losses for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such Claim.  The failure of any Indemnified Party to give notice of a third party Claim as provided in this Section 13.8.2 shall not relieve the Indemnifying Party of its indemnity obligations except and only to the extent such failure prejudices the Indemnifying Party’s ability to defend against the third party Claim.

13.8.3                          Notice Period - The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify Seller or Buyer, as the case may be, (i) whether or not it disputes its liability hereunder with respect to such losses and/or (ii) with respect to any losses arising out of, associated with, or relating to third party Claims, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such losses.  In the event that the Indemnifying Party notifies Seller or Buyer, as the case may be, within the Notice Period that it desires to defend the Indemnified Party against such losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing, provided that (A) the Indemnifying Party agrees in such notice to indemnify the Indemnified Party from and against any Claim (subject to the provisions of this Article 13, including the right to dispute its liability hereunder for such losses); (B) the ad damnum, if any, is less than or equal to the amount of the Claim for which the Indemnifying Party is liable under this Article 13; (C) the third party Claim does not involve criminal liability of the Indemnified Party and seeks only money damages and not equitable relief against the Indemnified Party; and  (D) the Indemnifying Party conducts the defense of the third party Claim actively and diligently.  If the ad damnum is more than the amount of the Claim for which the Indemnifying Party is liable under this Article 13, the Indemnifying Party may participate in, but not control, the defense of such third party Claim at the Indemnifying Party’s expense.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a third party Claim, the Indemnified Party shall control such defense.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.

13.8.4                          Cooperation - If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any losses that the Indemnifying Party elects to contest or, if appropriate and related to the Claim in question, in making any counterclaims against the third party asserting such losses, or any cross-complaint against any third party (other than a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party; and other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party).  Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the losses at issue.

13.8.5                          Settlement - No third party Claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.  No such Claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Seller Group or Buyer Group, as the case may be) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

13.9                        Insurance Recovery — The amount of any Claims for which indemnification is provided under this Article 13 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Claims (net of any out-of-pocket expenses incurred in connection with such recovery).  Each of Buyer and Seller shall use its commercially reasonable efforts to recover under applicable insurance policies for any Claims for which it is seeking indemnification under this Agreement.  If any Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Claims, subsequent to an indemnification payment by Seller or Buyer, respectively, then such Indemnified Party shall promptly reimburse Seller or Buyer, respectively, for any payment made or expense incurred by such Party in connection with providing such indemnification payment up to the amount received by such Indemnified Party, net of any out-of-pocket expenses incurred in collecting such amount.  If Buyer or Seller makes an indemnification payment in respect of a claim for indemnification pursuant to this Article 13, such Party shall be subrogated, to the extent of such indemnification payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim for indemnification.  Without limiting the generality of the preceding sentence, the Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the reasonable request in writing of Seller or Buyer, respectively, any instrument reasonably necessary to evidence such subrogation rights.

13.10                 Exclusive Remedy - Seller and Buyer acknowledge and agree that from and after the Closing Date the indemnification provisions of this Article 13 are the sole and exclusive remedy of Seller and Buyer for the breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller or

Buyer under this Agreement, and Seller does hereby release, acquit and forever discharge all Buyer Indemnified Parties and Buyer does hereby release, acquit, and forever discharge all Seller Indemnified Parties from any such other remedies; provided that the foregoing shall not be deemed to limit (a) the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) in the case of the breach by a Party of its obligations set forth in Article 9 or other damages in the case of common law actual fraud, (b) any claim or remedy against Seller for any breach of any special warranty of title set forth in any Conveyance, (c) the rights of the Parties under any agreement or document to be executed in connection with this Agreement, (d) any claim or remedy against Seller as provided in Section 8.3 or (e) the rights of the Parties under Section 10.3 to receive net adjustments due pursuant to the Post-Closing Statement.

ARTICLE 14

14.                               NOTICES

All communications between Buyer and Seller required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day.  All notices shall be addressed as follows:

BUYER	SELLER

LGFE-BH L.P.	BAKKEN HUNTER, LLC
c/o Lindsay Goldberg	410 17th Street, Suite 1000
630 Fifth Avenue, 30th Floor	Denver, Colorado 80202
New York, NY 10111	Attention: R. Glenn Dawson
Attention: Andrew Weinberg	Fax: (303) 571-4304
Fax: (212) 651-1101

with a copy to:	with a copy to:

WEIL, GOTSHAL & MANGES LLP	MAGNUM HUNTER RESOURCES CORP.
200 Crescent Court, Suite 300	1046 Texan Trail
Dallas, TX 75201	Grapevine, Texas 76051
Attention: Rodney L. Moore	Attention: Paul Johnston, SVP and General Counsel
Fax: (214) 746-7777	Fax: (469) 293-2179

ARTICLE 15

15.                               MISCELLANEOUS

15.1                        Entire Agreement - All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  This Agreement and all Exhibits and Schedules attached hereto and incorporated herein constitute the entire agreement among the Parties.

15.2                        Binding Effect - This Agreement shall be binding upon and shall inure to the benefit of the undersigned and their respective permitted successors and permitted assigns.

15.3                        Selected Arbitration - Any disputes under Section 10.3 that specifically refer to this Section 15.3 shall be resolved by arbitration to be conducted in Houston, Texas, by a single arbitrator  who shall be a nationally recognized, accounting firm with experience in auditing the financial statements of oil and gas exploration and production companies, who in each case shall be selected by mutual agreement of Buyer and Seller within seven (7) Business Days after referral of the disputed matter to arbitration, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Arbitrator”).  The Arbitrator shall not have been employed by or performed services to Seller or Buyer (or any Affiliate of either) for a period of five (5) years prior to the Closing Date.  The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 15.3.  The Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  Additionally, the Arbitrator may consult with and engage disinterested third parties to advise the Arbitrator, including, without limitation, petroleum or environmental engineers.  The Arbitrator shall act as an expert for the limited purpose of determining the specific dispute referred to the Arbitrator and may not award damages, interest or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear its own respective legal fees and other costs of presenting this case.  Seller, on one part, and Buyer, on the other part, shall bear one-half of the costs and expenses of the Arbitrator, including any costs incurred by the Arbitrator that are attributable to any third party consultation.  The amount of any reduction or increase in the Base Purchase Price to which Buyer or Seller, as applicable, becomes entitled under the final and binding decision of the Arbitrator shall be promptly paid by Seller or Buyer, as applicable, to such entitled Party.  Except as expressly set forth above, no other dispute under this Agreement shall be resolved by arbitration, except by the mutual agreement of the Parties.

15.4                        Choice of Law; Jurisdiction; Waiver of Jury Trial -

(a)                                 THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(b)                                 OTHER THAN ANY DISPUTES TO BE RESOLVED BY ARBITRATION PURSUANT TO SECTION 15.3, ANY CLAIM OR CAUSE OF ACTION ARISING FROM THIS AGREEMENT SHALL BE BROUGHT IN THE STATE OR FEDERAL DISTRICT COURT OF HARRIS COUNTY, TEXAS. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN HARRIS COUNTY, TEXAS, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN HARRIS COUNTY, TEXAS, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT SUCH PARTY IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH HARRIS COUNTY, TEXAS FORUM.

(c)                                  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15.5                        Assignment - No Party shall assign or otherwise transfer all or any part of this Agreement to any Person (other than by Buyer to an Affiliate of Buyer), nor shall any Party assign any of its rights or delegate any of its duties hereunder to any Person, without the prior written consent of the other Party (which consent may be granted or withheld at such Party’s sole discretion) and any transfer, assignment or delegation made without such consent shall be void; provided, however, that nothing in this Section 15.5 shall (i) be deemed to limit Buyer’s ability to assign, transfer, sell or otherwise dispose of any portion of the Assets from and after Closing to any Person or (ii) relieve Buyer of any of its obligations hereunder in connection with an assignment to an Affiliate.

15.6                        No Admissions - Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any Law by either Seller or Buyer or by their respective officers, directors, employees, or agents.

15.7                        Waivers and Amendments - Except for waivers specifically provided for in this Agreement, a waiver of any rights hereunder will be valid only if set forth in a writing signed by the Party to be bound thereby. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by both Parties.

15.8                        Counterparts - This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by facsimile or electronic mail transmission of signatures pages with original signature pages to promptly follow in due course.

15.9                        Third-Party Beneficiaries - Neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any Person not a party hereto, except the rights expressly provided to the Persons described in Article 13; provided, however, only Seller can assert Claims on behalf of Seller Group and only Buyer can assert Claims on behalf of Buyer Group; provided, further, Non-Party Affiliates are intended third party beneficiaries of Section 15.15.

15.10                 Specific Performance - Buyer and Seller acknowledge and agree that Seller or Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Seller and Buyer may be entitled, at Law or in equity, each shall be entitled to enforce any provision of this Agreement by a decree of specific performance. No Party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement.

15.11                 Public Communications - After the Closing Date and after Closing, either Party or its Affiliates may make a press release or public communication concerning this transaction; provided, that any reference in any such press release or other public communication issued by Seller shall identify Buyer as an Affiliate of Formation Energy; provided further, that with respect to any periodic or other report of Seller or its Affiliates which is required to be filed with the Securities and Exchange Commission which includes or discloses this Agreement Seller shall use its commercially reasonable efforts to: (a) provide advance notice of at least two (2) Business Days to Buyer of such report, which such notice shall include the content of such report, (b) reasonably consider incorporating in such report any comments of Buyer and (c) include in any reference to Buyer  in any such press release or other public communication issued by Seller that Buyer is an Affiliate of Formation Energy; provided further that Seller shall not be required to comply with clause (a) or (b) immediately above with respect to any report if the content included in such report is substantially similar to a report previously provided to Buyer in accordance with this Section 15.11.

15.12                 Headings - The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.13                 Expenses - Each of the Parties shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transaction contemplated hereby, including brokers’ fees.  Buyer shall be responsible for the cost of all Taxes and fees for the recording of the Conveyances relating to the Assets.  All other costs shall be borne by the Party incurring them.

15.14                 Waiver of Consumer and Other Rights - Seller and Buyer intend that Buyer’s rights and remedies with respect to the transaction contemplated by this Agreement and with respect to all acts or practices of Seller, past, present or future, in connection with the transaction contemplated by this Agreement shall be governed by legal principles other than the Texas Deceptive Trade Practices Consumer Protection Act, Tex. Bus. & Com. Code Ann. §17.41, et seq. (Vernon 1987) (the “DTPA”) or similar Laws in other states.  BUYER WAIVES ITS RIGHTS UNDER THE DTPA SPECIFICALLY INCLUDING SECTION 17.41 ET. SEQ., VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, OR ANY SIMILAR STATE OR FEDERAL LAW.  AFTER AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER ACKNOWLEDGES THAT THE DISCLAIMERS AND WAIVERS GIVEN IN AND UNDER THIS AGREEMENT SHALL BE CONSIDERED MATERIAL AND INTEGRAL PARTS OF THIS AGREEMENT, WITH CONSIDERATION GIVEN THEREFOR, AND ACKNOWLEDGES THAT ALL DISCLAIMERS AND WAIVERS ARE “CONSPICUOUS” AND HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER, AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO ALL DISCLAIMERS AND WAIVERS.  Buyer hereby warrants and represents to Seller, as of the date hereof and as of the Closing Date, that (i) Buyer is not in a significantly disparate bargaining position, (ii) Buyer has been represented by legal counsel in connection with the transaction contemplated by this Agreement, which transaction does not involve the purchase or lease of a family residence occupied or to be occupied as a residence, and which transaction is for a consideration paid or to be paid that exceeds $500,000.00 and (iii) Buyer is a business consumer with assets of $5,000,000.00 or more according to Buyer’s most recent financial statement prepared in accordance with generally accepted accounting principles and has knowledge and experience in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction.  Buyer acknowledges that the Base Purchase Price is predicated upon this waiver of the DTPA and similar Laws in other states and the inapplicability of the DTPA and similar Laws in other states and Buyer’s representations and warranties contained in this Section 15.14, and Seller, in determining to proceed with entering into this Agreement, has expressly relied upon this waiver and the inapplicability of the DTPA and similar Laws in other states and Buyer’s representations and warranties contained in this Section 15.14.

15.15                 Non-Recourse - All Claims (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any agreement contemplated hereunder, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement) or any agreement contemplated hereunder, may be made only against the entities that are expressly identified as named Parties hereto or thereto.  No Person who is not a named Party to this Agreement, including without limitation any director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (together, the “Non-Party Affiliates”) shall have any Liabilities (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liabilities of a named Party against its owners or Affiliates) to any Party to this Agreement for any obligations or Liabilities arising under, in connection with or related to this Agreement, or for any claim based on, in respect of, or by reason of this Agreement, or their negotiation or execution; and each Party hereto or thereto waives and releases all such Liabilities, Claims and obligations against any such Non-Party Affiliates; provided, however, that the foregoing shall not limit the rights of a named Party to make a Claim directly against the other named Party for obligations or Liabilities arising under, in connection with or related to this Agreement, or for any claim based on, in respect of, or by reason of this Agreement, or their negotiation or execution.  The Parties acknowledge and agree that the Non-Party Affiliates are intended third party beneficiaries of this Section 15.15.

15.16                 Damages - Notwithstanding anything contained to the contrary in any other provision of this Agreement, Seller and Buyer agree that the recovery by any Party of any damages suffered or incurred by it as a result of any breach by another Party of any of its representations, warranties or obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party (and the Indemnified Persons to which such obligations may extend under the express terms hereof) as a result of the breach by the breaching Party of its representations, warranties or obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party or any Indemnified Person for any indirect, consequential, special, exemplary or punitive damages (including any damages on account of lost profits or opportunities, business interruption or lost or delayed production) suffered or incurred by the non-breaching Party or any Indemnified Person as a result of the breach by the breaching Party of any of its representations, warranties or obligations hereunder.  For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an

Affiliate of any of the foregoing and (ii) such damages are recovered against an Indemnified Person by a Person which is not a Seller Indemnified Party, a Buyer Indemnified Party or an Affiliate of any of the foregoing.  This Section 15.16 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party or cause any contractual obligation of a Party to survive longer than provided in Section 15.2.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SELLER
BAKKEN HUNTER, LLC

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chief Executive Officer

BUYER
LGFE-BH L.P.

By:	/s/ Andrew Weinberg
Name:	Andrew Weinberg
Title:	Co-President

Signature Page to Purchase and Sale Agreement